Exhibit 3.3
                                                                     -----------
                        PURCHASE AND ASSUMPTION AGREEMENT


         AGREEMENT made as of the 22nd day of December, 2000 between The Warwick Savings Bank, a savings bank organized under the laws of the State of New York ("Purchaser") with its principal offices at 18 Oakland Avenue, Warwick, New York 10990, and Country Bank, a commercial bank organized under the laws of the State of New York ("Seller") with its principal offices at 102 Brewster Avenue, Carmel, New York 10512.

         The parties agree, on the terms and conditions hereinafter set forth, as follows :

1.       DEFINITIONS

         1.1      ADJUSTED BOOK VALUE

         "Adjusted Book Value" shall mean the amount determined by subtracting the book amount of the Deposit Liabilities (which includes collected and uncollected deposits and is without any deduction for any reserves which may be maintained with respect to deposit liabilities under Federal Reserve Regulation
D) as of the close of business on the day prior to the Closing Date from the sum of (a) an amount equal to the book value of the Assets as shown on the financial records of Seller plus $650,000, and (b) an amount equal to the principal balance outstanding on the Loans, as of the close of business on the day prior to the Closing Date, plus $950,000.

         1.2      AGREEMENT

         "Agreement" shall mean this Purchase and Assumption Agreement.

         1.3      AMOUNT OF PREMIUM

         "Amount of Premium" shall mean $3,400,000.

         1.4      THE CLOSE OF BUSINESS ON THE DAY PRIOR TO THE CLOSING DATE

         The phrase "the close of business on the day prior to the Closing Date" shall mean 12:01 A.M. on the Closing Date.

         1.5      ASSETS

         "Assets" shall mean the Fixed Assets and the other Statement Assets, each of which is hereinafter defined. "Assets" shall also include such customer lists as may be maintained by the Banking Office, except that Seller may retain copies of such lists to satisfy legal requirements. Assets shall include the telephone and facsimile numbers of the Banking Office.

         1.6      BANKING OFFICE

         "Banking Office" shall mean the branch banking office being sold by Seller to Purchaser located at 102 Brewster Avenue, Carmel, New York 10512.

         1.7      CLOSING DATE

         "Closing Date" shall mean the date when the purchase and sale described in this Agreement are consummated. The Closing Date shall occur on such date as is agreed upon by the parties but in no event



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later than five business days after the later of (i) the date on which the last of the required regulatory approvals required under Section 6.1 is received and
(ii) the date on which the last legally required notice, waiting or protest period has expired; PROVIDED, HOWEVER, if the required regulatory approvals have not been received on or prior to March 31, 2001, then this Agreement shall be terminable pursuant to Section 14.

         1.8      CODE

         "Code" shall mean the Internal Revenue Code of 1986, as amended (including the corresponding provisions of any succeeding law).

         1.9      DEPOSIT LIABILITIES

         "Deposit Liabilities" shall mean all deposits (as defined in Section 3(1) of FDIA, 12 U.S.C. Section 1813(1)) identified in the Individual Statement for the Banking Office as of the close of business on the day prior to the Closing Date, including (a) all demand deposits, negotiable order of withdrawal ("NOW") accounts and other transaction accounts, except for outstanding certified checks, official or teller checks and money orders, (b) all time and savings deposits, including money market deposit accounts, statement savings accounts, passbook accounts, certificates of deposit, including the deposits maintained in connection with IRAs and Keogh Plans, and lease security deposits, other than lease security deposits relating to loans or other assets not acquired by Purchaser, (c) all liabilities for unpaid interest accrued in accordance with generally accepted accounting principles on any of the Deposit Liabilities listed above and (d) all uncollected items included in depositors' balances and credited on the books and records of Seller relating to the Banking Office subject to final collection; PROVIDED, HOWEVER, that Deposit Liabilities shall not include (i) deposits of borrowers on loans made by Seller which are not sold hereunder, or deposits of guarantors of such loans, (ii) overdrawn deposits as of the close of business on the day prior to the Closing Date, (iii) deposits subject to legal restrictions preventing their transfer, (iv) deposits that are, as of the close of business on the day prior to the Closing Date, subject to any claim, liability, litigation or other court process or (v) at Purchaser's discretion, deposits that are obtained by Seller in violation of
Section 7.2(xiv) of this Agreement.

         1.10     ENVIRONMENTAL LAW

         "Environmental Law" means any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the U.S. or other jurisdiction now existing relating to: (a) pollution or protection of the environment, including natural resources; (b) exposure of persons, including employees, to Hazardous Substances or other products, material or chemicals; (c) protection of the public health or welfare from the effects of products, byproducts, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (d) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

         1.11     FDIA

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         1.12     FIXED ASSETS

         "Fixed Assets" shall mean (i) the Real Property; (ii) the furniture, fixtures and equipment owned or (to the extent of the lessee's interest) leased by Seller as of the close of business on the day prior to the Closing Date, located within the Banking Office, including all assets related to the safe deposit business


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located at the Banking Office; and (iii) all assets recorded as tenant improvements on the books and records of Seller by virtue of its status as a tenant of the Real Property, all as are set forth on Schedule A hereto; PROVIDED, HOWEVER, that the Fixed Assets shall not include the assets listed on Schedule B hereto.

         1.13     HAZARDOUS SUBSTANCES

         "Hazardous Substances" means any substance (a) listed, identified or designated as hazardous or toxic under any Environmental Law, (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic or
(c) the use or disposal of which is regulated under any Environmental Law.

         1.14     IRA

         "IRA" shall mean a trust or custodial arrangement treated as an individual retirement account within the meaning of section 408 of the Code, and shall include any such individual retirement account that is funded under a simplified employee pension within the meaning of section 408(k) of the Code.

         1.15     INDIVIDUAL STATEMENT

         "Individual Statement" shall mean the individual office statement of assets and liabilities in the form set forth in Exhibit 1 hereto prepared with respect to the Banking Office from Seller's books and records as of the close of business on the day prior to the Closing Date and to be delivered on the Closing Date or as soon thereafter as is practicable if the data to complete the same is not available on the Closing Date.

         1.16     KEOGH PLAN

         "Keogh Plan" shall mean a plan and/or trust for self-employed individuals or their employees or both qualified as a pension or profit-sharing plan within the meaning of section 401(a) and (c) of the Code.

         1.17     LIABILITIES

         "Liabilities" shall mean the Deposit Liabilities and the Nonstatement Liabilities, as herein defined.

         1.18     LOANS

         "Loans" shall mean the Loans listed on Schedules C-1, C-2 and C-3 hereto, as the same may be adjusted from time to time in accordance with Section 4.3.

         1.19     NONSTATEMENT LIABILITIES

         "Nonstatement Liabilities" shall mean all agreements or other binding obligations existing as of the close of business on the day prior to the Closing Date made by or with respect to the operations of the Banking Office in the normal course of business of the Banking Office, including but not limited to leases of personal property; maintenance, service and janitorial agreements; all agreements relating to the Loans; and such other agreements or other binding obligations, all as are set forth on Schedule D hereto. Notwithstanding the foregoing, Nonstatement Liabilities shall not include (i) any claims, liabilities, losses, demands and obligations (a) arising as a result of transactions outside of the normal course of business of the Banking Office or
(b) relating to assets or liabilities of Seller excluded by this Agreement from the Assets and Liabilities or (ii) any obligation to make loans or advances under any loan agreement, letter of credit or credit card except Nonstatement Liabilities shall include all obligations on the lender to make future advances under any open end credit plans or agreements included in the Loans. The Nonstatement Liabilities


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shall not include Seller's existing lease with its wholly-owned subsidiary for the use of the Banking Office, which lease shall terminate on the Closing Date.

         1.20     PAYMENT AMOUNT

         "Payment Amount" shall have the meaning set forth in Section 3.1.

         1.21     REAL PROPERTY

         "Real Property" shall mean the real property commonly known as 102 Brewster Avenue, Carmel, New York 10512, and more particularly described on Schedule E hereto together with the buildings and improvements located thereon.

         1.22     STATEMENT ASSETS

         "Statement Assets" shall mean the Fixed Assets and the other assets identified in the Individual Statement for the Banking Office as of the close of business on the day prior to the Closing Date.

         1.23     TAXES

         "Taxes" means all taxes, charges, fees, levies or other like assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such assessments.

         1.24     TAX RETURN

         "Tax Return" shall mean any report, return, form or other information required to be supplied to a taxing authority in connection with any Taxes.

2.       ASSETS TO BE TRANSFERRED

         2.1      TRANSFER

         Seller agrees to transfer, or cause to be transferred, to Purchaser on the Closing Date, subject to the terms and conditions set forth in this Agreement, the Assets, free and clear of all liens and encumbrances except as otherwise set forth herein regarding permitted encumbrances to the Real Property. Any claims for refund or refunds of all Taxes referred to in Section
10.9 shall remain the property of Seller.

         2.2      BOOKS AND RECORDS

         (a) Purchaser shall receive possession of, and shall have all right, title and interest in, all books and records of the Banking Office (including personnel files), but such books and records directly relating to the activities of the Banking Office on or before the Closing Date shall be open for inspection and copying by Seller and its authorized agents, representatives and regulators during regular business hours after the Closing Date, and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable. All books and records relating to the Banking Office shall be maintained for a period which is at least the longer of the period under Purchaser's records management program or the minimum period required by law unless the parties shall, applicable law permitting, agree upon a shorter


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period. Seller's delivery of records to Purchaser shall not include individual transaction records such as microfilm copies of checks paid against accounts at the Banking Office prior to the Closing Date, copies of bank statements issued on such accounts, and similar items, but such records shall be open for inspection and copying by Purchaser to the same extent and for the same period applicable to Seller's access to records turned over to Purchaser as set forth in this Section 2.2(a).

         (b) Seller shall allow Purchaser to convert to Purchaser's loan processing computer system the individual loan data, including payment history, which Seller maintains in electronic form regarding the Loans.

         (c) Likewise, Seller shall allow Purchaser to convert to Purchaser's deposit processing system the individual deposit account information which Seller maintains in electronic form regarding the deposits transferred hereunder.

         (d) Seller shall provide Purchaser with reasonable access to its data processing system prior to the Closing Date in order for Purchaser to accomplish a smooth data processing conversion and Seller shall provide reasonable cooperation to Purchaser in connection with the conversion. Purchaser shall be responsible for the cost of any conversion software which may be required and Purchaser shall reimburse Seller for all third party charges which Seller may incur in the course of the conversion process.

3.       CONSIDERATION

         3.1      PAYMENT AMOUNT AND AMOUNT OF PREMIUM

         The "Payment Amount" for the Banking Office and the Assets, subject to the Liabilities and including the transfer of the Loans, shall be the absolute value of the Adjusted Book Value, from which absolute value shall be deducted the Amount of Premium. If the Payment Amount cannot be precisely determined on the Closing Date, then the Payment Amount shall be determined based upon the information available as of the most recent practicable date, and shall be subject to the final adjustments as set forth in Section 16. The Amount of Premium shall be allocated as provided in Schedule F. Seller and Purchaser agree that the fair market value of the Banking Office, Assets, Liabilities, premium on deposits, non-competition agreement under Section 7.7, and other items transferred hereunder is equal to the amounts allocated thereto pursuant to Schedule F.

         3.2      ASSUMPTION OF LIABILITIES

         On the Closing Date, Purchaser and Seller shall execute and deliver an Assignment and Assumption Agreement, in substantially the form of Exhibit 2 hereto, to assume, defend, pay, perform, discharge and to indemnify and hold Seller harmless from and against all of the Liabilities outstanding and unpaid or unperformed as of the close of business on the day prior to the Closing Date.

         3.3      PRORATION

         Except as otherwise specifically provided in this Agreement, it is the intention of the parties hereto that Seller shall operate for its own account the business being transferred pursuant to the Agreement until the close of business on the day prior to the Closing Date and that Purchaser shall operate for its own account the business being transferred pursuant to this Agreement from and after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, the items of income and expense listed on Schedule G hereto shall be prorated as of the close of business on the day prior to the Closing Date, whether or not such adjustment would normally be made as of such time. The items listed on Schedule G hereto shall include,


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without limitation: interest on deposits transferred, interest on Loans, rent and additional rent payable from the tenants, other than Seller, of the Real Property; real property taxes on the Real Property; rent on personal property leases being transferred; rent on safe deposit boxes; prepaid service contracts and prepaid FDIC insurance.

         3.4      PAYMENTS BY SELLER

         Seller shall pay to Purchaser on the Closing Date the Payment Amount in cash by wire transfer of funds originated no later than 12:00 noon to Purchaser's account using such wire transfer instructions as are provided by Purchaser three business days prior to the Closing Date.

         3.5      REPORTING OF ALLOCATION OF CONSIDERATION FOR ASSETS

         (a) For Federal and New York income tax purposes and financial accounting purposes, Purchaser and Seller will report the transaction contemplated by this Agreement in a manner consistent with the allocation specified in Schedule F hereto. Neither Purchaser nor Seller will at any time file any return or other document, publish any report or other document which is inconsistent with the allocation specified in Schedule F hereto except as it may be required by any regulatory authority or by law.

         (b) The provisions of this Section 3.5 shall survive the Closing under this Agreement.

         3.6      CASH ON HAND

         Purchaser shall acquire from Seller, and Seller shall deliver to Purchaser all cash on hand ("Cash") at the Banking Office, as receipted for by Purchaser's representative at such Banking Office and Purchaser shall pay to Seller at the Closing an amount equal to the amount of Cash at the Branch Offices as of the close of business on the day prior to the Closing Date. If the amount payable pursuant to this Section cannot be determined with certainty, then the amount shall be estimated based upon the best available information and shall be subject to adjustment as set forth in Section 16.1.

         3.7      SALES AND TRANSFER TAXES

         (a) Except as specifically provided herein, all excise, sales, use and transfer Taxes which are payable or arise as a result of this Agreement or the consummation of the purchase and sale contemplated by this Agreement shall be paid by the party on which such Taxes are imposed by law. Purchaser and Seller each shall indemnify and hold the other harmless from and against any such Taxes to be paid by Purchaser or Seller, as the case may be that have been paid by the other party.

         (b) The New York State Real Estate Transfer Tax, if any, shall be paid by Seller. Seller shall indemnify and hold harmless Purchaser from and against any such Taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties. Seller shall be responsible for preparing and filing all Tax Returns relating to such Taxes in connection with the transactions contemplated by this Agreement. Both prior and subsequent to the Closing Date, Purchaser shall timely execute and deliver to Seller such Tax Returns as are required to be executed by Purchaser under applicable law and shall provide Seller with such information, assistance and documents as may reasonably be requested by Seller in connection with the preparation and filing of the Tax Returns and the preparation for audit or other proceedings related to determining the liability for such Taxes. Purchaser's obligation to complete, execute and deliver any such Tax Return shall be subject to Purchaser's reasonable agreement with Seller's preparation of, and asset valuation set forth in, the Tax Return. The provisions of this Section 3.7(b) shall


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survive the consummation of the transactions contemplated by this Agreement for the applicable statue of limitations period.

         3.8      INFORMATION RETURNS

         At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposit Liabilities for which Seller was required to but has not received a properly completed Form W-8 or W-9 or on which Seller is back-up withholding as of the Closing Date. Seller agrees to indemnify Purchaser in an amount equal to any penalty and interest imposed upon Purchaser by the IRS or other tax authorities or self-assessed by Purchaser which Purchaser is thereafter required to, and does, pay to the IRS where such penalty and interest arises out of actions taken or omitted to be taken by Purchaser in reliance upon information provided under this Section 3.8, and such penalty and interest does not result from an act or omission of Purchaser not made in reliance upon such information. The term "interest" for purposes of this
Section 3.8 means interest accrued prior to the receipt by Purchaser of a notice of penalty from the IRS regarding Forms W-8 or W-9 (or other tax authorities regarding similar forms) for the Deposit Liabilities.

         3.9      TAX RETURNS

         (a) With respect to the Assets and Liabilities and Banking Office transferred at the Closing, (a) Seller shall file or cause to be filed when due all Tax Returns with respect to such Assets or income therefrom, such Liabilities or payments in respect thereof, or the operation of the Banking Office for taxable years or periods ending on or before the Closing Date (including Tax Returns required to be filed after the Closing Date) and shall pay any Taxes due in respect of such Tax Returns, and (b ) Purchaser shall file or cause to be filed when due all Tax Returns with respect to such Assets or income therefrom, such Liabilities or payments in respect thereof, or the operation of the Banking Office for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. If Seller (or Purchaser) shall be liable hereunder for any portion of the Tax shown due on any Tax Return prepared by the other party, the party preparing the Tax Return shall deliver a copy to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions). Seller (or Purchaser) shall pay in immediately available funds the Taxes for which it is liable but which are payable with Tax Returns to be filed by the other party pursuant to the previous sentence on the due date for the payment of such Taxes.

         (b) Purchaser and Seller each shall prepare and timely file timely IRS Forms 8594 (and all other reports as may be required under Section 1060 of the Code), the required schedules thereto, and all requisite state and local Tax Returns required to be filed by either or both of them with respect to the purchase and sale of the Assets under this Agreement. Purchaser shall request from Seller, or Seller shall request from Purchaser, any information necessary to complete the Tax Returns, which information shall be provided no later than 10 days following such request. All such Tax Returns shall be prepared in a manner consistent with the allocation of consideration specified in Schedule F hereto; PROVIDED, HOWEVER, that Seller and Purchaser may each make appropriate adjustments for transaction and other costs and as required by any applicable law or regulation in determining the amount realized upon the disposition of the Assets or the amount paid for the Assets, respectively. Neither Seller nor Purchaser shall take a position in any tax proceedings, tax audit or otherwise inconsistent with such allocation.

         3.10     BULK SALES LAWS

         Seller and Purchaser hereby waive compliance with the bulk sale notification provisions contained in Section 1141(C) Article 28 of the New York State Sales and Use Tax Law applicable to the transactions contemplated by this Agreement. Seller (and its successors and assigns) shall indemnify and hold harmless


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Purchaser from and against any sales or use tax liability of Seller asserted against Purchaser as a result of non-compliance with such bulk sales tax notification provision, other than liability for sales or use tax imposed upon the sale of the Assets pursuant to this Agreement.

4.       SUPPLEMENTAL PROVISIONS REGARDING THE SALE OF THE LOANS

         4.1      TRANSFER

         The Loans shall be sold and transferred by Seller to Purchaser on the Closing Date free and clear of liens, claims and encumbrances of any kind or nature whatsoever. The sale of the Loans shall include, without any additional documentation being required, the transfer of all rights to service the Loans and all escrow deposits held by Seller with respect to the Loans. On the Closing Date, Seller shall pay to Purchaser an amount equal to the aggregate balance of any escrow deposits for Taxes, insurance and other items held by Seller on account of the Loans.

         Except as set forth in this Agreement, the sale of the Loans by Seller to Purchaser will be without recourse, representation or warranty of any kind or nature whatsoever.

         4.2      PURCHASE PRICE

         The purchase price of the Loans shall be the principal balance outstanding on the Loans as of the close of business on the day prior to the Closing Date as shown on the books of Seller, plus accrued but unpaid interest through the close of business on the day prior to the Closing Date, plus $950,000.

         4.3      REMOVAL AND ADDITION OF LOANS

         The Loans to be sold hereunder, currently consisting of the Loans listed on Schedules C-1, C-2 and C-3 hereto, shall be subject to adjustment as set forth in this Section 4.3.

         (a) There shall be excluded from the Loans, and Purchaser shall not be required to purchase a specific Loan from Seller, if (i) on the Closing Date the Loan is more than 30 calendar days past due as to principal or interest based upon the scheduled payments then due and owing by the borrower of the loan in accordance with the then current promissory note or loan agreement for the Loan; or (ii) the Loan has been repaid in full prior to the Closing Date.

         (b) There shall be added to the Loans, and Purchaser shall purchase from Seller upon the same terms and conditions as are applicable to all other Loans, any loan originated by Seller after the date of this Agreement which satisfies all of the following terms and conditions:

                  (i) the loan is originated in accordance with the lending policies of Seller as in effect on the date of this Agreement applying underwriting criteria equivalent to those which were applied in originating the Loans listed on the original Schedules C-1, C-2 and C-3;

                  (ii) either the borrower resides, or has its principal place of business in, the counties of Putnam, Dutchess, Orange or Westchester, or the real estate collateral for the Loan, if any, is primarily located in one of those four counties;

                  (iii) the interest rate on the loan is not less than the interest rate offered for loans being retained in Seller's own loan portfolio on the date Seller issues its commitment to make the loan; and



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                  (iv) the Loan is not past due in the manner described in
clause 4.3(a)(i) above.

         (c) Notwithstanding anything herein to the contrary, at Purchaser's option, Purchaser may exclude from the Loans any Loan that does not satisfy (i) Purchaser's underwriting criteria as in effect on the Closing Date, (ii) Seller's representations and warranties set forth in Sections 4.6, 4.7 and 4.8, as applicable with respect to such Loan, or (iii) the condition set forth in
Section 4.3(b)(ii) above, and Purchaser shall not be required to purchase any such Loan from Seller.

         4.4      PAYMENTS RECEIVED BY SELLER ON OR AFTER THE CLOSING DATE.

         Seller shall endorse to Purchaser and deliver to Purchaser all checks and other items coming into the possession of Seller on or after the Closing Date representing payments on account of any Loans. Seller shall also promptly pay to Purchaser any funds received by it in any other manner on or after the Closing Date representing payments on account of any Loans including, for example, payments received by wire transfer. Purchaser shall do likewise with respect to any payments coming into its possession on account of loans retained by Seller and not sold to Purchaser hereunder. The parties agree to cooperate with each other after the Closing with respect to mail deliveries, responses to telephone inquiries and other types of customer contacts to assure that each party hereto receives the payments and communication that relate to assets or liabilities owned by it after the Closing.

         4.5      NOTICES AND FILINGS

         (a) Seller and Purchaser shall cooperate with each other in preparing, filing and sending all notices which may be required by law or regulation to be filed or sent in connection with the sale of the Loans, such as notices of the transfer of servicing rights and notices of the transfer of escrow accounts. Subject to agreement otherwise by the parties, all notices required to be sent prior to the Closing Date shall be prepared and sent by Seller and all notices required to be sent on or after the Closing Date shall be prepared and sent by Purchaser, subject to the obligation of cooperation set forth in the preceding sentence.

         (b) Seller shall, at its sole cost and expense, prepare and record with respect to each Loan an individual assignment of mortgage from Seller to Purchaser, which assignment of mortgage shall be in form and substance reasonably satisfactory to Purchaser. Seller also shall, at its sole cost and expense, prepare and record or file, as appropriate, with respect to each Loan, an individual assignment of assignments of leases and rents (if any), an assignment of UCC-3 Financing Statements (if any), and any other instruments of transfer necessary or appropriate to reflect of record the sale and transfer of the Loan to Purchaser.

         4.6      REPRESENTATIONS AND WARRANTIES AS TO RESIDENTIAL MORTGAGE
                  LOANS

         (a) Seller represents and warrants to Purchaser as to each Loan listed on Schedule C-1 hereto that, as of the date hereof and the Closing Date (or such other date set forth in the representation or warranty), and except as reflected in Schedule C-1 or Schedule H:

                  (i) The information set forth on Schedule C-1 hereto with respect to each Loan is complete, true and correct in all material respects.

                  (ii) The monthly payment due under each Loan is not 30 or more days delinquent in payment and none of the Loans have been contractually delinquent for more than 30 days more than once during the preceding 12 months.



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                  (iii) Each mortgage is a valid and enforceable lien on the mortgaged property having the priority reflected on Schedule C-1, including all improvements thereon.

                  (iv) Immediately prior to the assignment of the Loan to Purchaser, Seller had good title to, and was the sole legal and beneficial owner of, the Loan free and clear of any pledge, lien, encumbrance or security interest and has full right and authority, subject to no interest or participation of, or agreement with, any other party to sell and assign the same.

                  (v) There is no valid offset, defense or counterclaim to any mortgage note or mortgage, including the obligation of the mortgagor to pay the unpaid principal of or interest on such mortgage note, nor will the operation of any of the terms of the mortgage note and the mortgage, or the exercise of any right thereunder, render the mortgage unenforceable, in whole or in part, or subject to any right of rescission, set- off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

                  (vi) To the best of Seller's knowledge, each mortgaged property is free of material damage and is in average repair.

                  (vii) Each Loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, and consummation of the transactions contemplated hereby will not involve the violation of any such laws. The origination, underwriting and collection practices used by Seller with respect to each Loan have been in all respects legal, commercially reasonable and customary in the mortgage servicing business.

                  (viii) All modifications of any mortgage are reflected in the Loan file provided to Purchaser.

                  (ix) No claims have been made under any mortgage title insurance policy currently insuring the lien securing the Loan, and no prior holder of the related mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of any such mortgage title insurance policy.

                  (x) Except as shown on Schedule C-1, the related mortgage note is payable in self- amortizing monthly installments of principal and interest, with interest payable in arrears, and requires a Monthly Payment which is sufficient to fully amortize the outstanding principal balance of the Loan over its remaining term and to pay interest at the applicable mortgage rate. No Loan is subject to negative amortization.

                  (xi) To the best of Seller's knowledge, all of the improvements which were included for the purpose of determining the value of the mortgaged property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon the mortgaged property.

                  (xii) All parties which have had any interest in the mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the mortgaged property is located.

                  (xiii) The mortgage note and the related mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms and with applicable laws, except for limits on enforceability which will not materially affect the ability of the holder of the note and the related mortgage to exercise the remedies which are customarily available to a holder of a mortgage in the State of New York. All parties to the mortgage note and the mortgage had legal capacity to execute the mortgage note and the mortgage and each mortgage note and mortgage have been duly and properly executed by such parties.

                  (xiv) The proceeds of each Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making, closing or recording the Loans were paid.

                  (xv) The related mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security, including, (i) in the case of a mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to the mortgagor which would interfere with the right to sell the mortgaged property at a trustee's sale or the right to foreclose the mortgage.

                  (xvi) Each Loan is secured by a mortgage and not a deed of trust.

                  (xvii) There exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments of other charges or payments due Seller have been capitalized under the mortgage or the related mortgage note.

                  (xviii) To the best of Seller's knowledge, no event has occurred that would, with the passage of time or with notice and the expiration of any grace or cure period, constitute a material default, breach, violation or event of acceleration under the related mortgage or the related mortgage note and Seller has not waived any material default, breach, violation or event of acceleration.

                  (xix) Each mortgaged property is improved by a one- to four-family residential dwelling, including condominium units and dwelling units in planned unit developments, which, to the best of Seller's knowledge, does not include cooperatives or mobile homes and does not constitute property other than real property under state law.

                  (xx) There is no obligation on the part of Seller or any party other than the mortgagor, the maker of the note or the guarantor to make payments on the Loan under the terms of the mortgage or related mortgage note.

                  (xxi) With respect to each Loan, no loan junior in lien priority to such Loan and secured by the related mortgaged property was originated by Seller at the time of origination of such Loan.

                  (xxii) No material error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Loan has been committed by Seller.

                  (xxiii) The Loan file provided to Purchaser was and will be complete and accurate in all material respects, and, there will be no material adverse change to such Loan file between the date the Loan file was provided to Purchaser and the Closing Date.

         (b) Seller further represents and warrants to Purchaser as to each Loan listed on Schedule C-1 hereto that, as of the date hereof and the Closing Date (or such other date set forth in the representation or warranty), and except as reflected in Schedule H:

                  (i) Neither Seller nor any prior holder of any mortgage has modified the mortgage in any material respect; satisfied, canceled or subordinated such mortgage in whole or in part; released the related mortgaged property in whole or in part from the lien of such mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto, except, in each instance, as reflected in Schedule C-1 (if applicable) and in the Loan file provided to Purchaser.

                  (ii) A lender's policy of title insurance together with a condominium endorsement and extended coverage endorsement, if applicable, and, with respect to each adjustable rate loan, an adjustable rate mortgage endorsement in an amount at least equal to the balance of the Loan, or a commitment (binder) to issue the same was effective on the date of the origination of each Loan, each such policy is valid and remains in full force and effect, the transfer of the related Loan to Purchaser will not affect the validity or enforceability of such policy and each such policy was issued by a title insurer qualified to do business in the jurisdiction where the mortgaged property is located and acceptable to Fannie Mae or Freddie Mac and in a form acceptable to Fannie Mae or Freddie Mac, which policy insures Seller and successor owners of indebtedness secured by the insured mortgage, as to the lien priority of the mortgage reflected in Schedule C-1.

                  (iii) The improvements upon each mortgaged property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire extended coverage and such other hazards as are customary in the area where the mortgaged property is located representing coverage not less than the lesser of the outstanding principal balance of the related Loan or the minimum amount required to compensate for damage or loss on a replacement cost basis. All individual insurance policies and flood policies referred to in clause (xxviii) below contain a standard mortgagee clause naming Seller or the original mortgagee, and its successors in interest, as mortgagee, and Seller has received no notice that any premiums due and payable thereon have not been paid; the mortgage obligates the mortgagor thereunder to maintain all such insurance, including flood insurance, at the mortgagor's cost and expense, and upon the mortgagor's failure to do so, authorizes the holder of the mortgage to obtain and maintain such insurance at the mortgagor's cost and expense and to seek reimbursement therefor from the mortgagor.

                  (iv) If the mortgaged property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such mortgaged property with a generally acceptable carrier in an amount representing coverage not less than the least of (i) the original outstanding principal balance of the Loan, (ii) the minimum amount required to compensate for damage or loss on a replacement cost basis or (iii) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973.

                  (v) The mortgage file contains an appraisal which was performed by an appraiser who satisfied, and which was conducted in accordance with, all of the applicable requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

                  (vi) The mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the mortgaged property is sold or transferred without the prior written consent of the mortgagee thereunder.

         4.7      REPRESENTATIONS AND WARRANTIES AS TO COMMERCIAL MORTGAGE LOANS

         (a) Seller represents and warrants to Purchaser as to each Loan listed on Schedule C-2 hereto that, as of the date hereof and the Closing Date (or such other date set forth in the representation or warranty), and except as reflected in Schedule C-2 or Schedule H:

                  (i) The information set forth on Schedule C-2 hereto with respect to each Loan is complete, true and correct in all material respects.

                  (ii) The monthly payment due under each Loan is not 30 or more days delinquent in payment and none of the Loans have been contractually delinquent for more than 30 days more than once during the preceding 12 months.

                  (iii) Immediately prior to the transfer and assignment to Purchaser, the related mortgage note and mortgage were not subject to an assignment (other than to Purchaser) or pledge, and Seller had good title to, and was the sole owner of, the Loan. Seller has full right and authority to sell, assign and transfer such Loan, and Seller is transferring such Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Loan.

                  (iv) The related mortgage note, mortgage, assignment of leases and rents (if any) and other agreements executed in connection with such Loan are legal, valid and binding obligations of the related mortgagor, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except for limits on enforceability which will not materially affect the ability of the holder of the note and the related mortgage to exercise the remedies which are customarily available to a holder of a mortgage in the State of New York.

                  (v) The related assignment of leases and rents (if any) was properly recorded (or, if not recorded, has been submitted for recording, is in form and substance acceptable for recording and, when properly recorded, will be sufficient under the laws of the jurisdiction wherein the mortgaged property is located to reflect of record the lien of such assignment of leases and rents) and creates a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such leases, including the right to operate the related mortgaged property; no person other than the related mortgagor owns any interest in any payments due under such lease that is superior to, or of equal priority with, the mortgagee's interest therein.

                  (vi) The endorsement of the related mortgage note constitutes the legal, valid and binding assignment of such mortgage note and, together with the assignment of mortgage and assignment of leases and rents and all other necessary documents of transfer, legally and validly conveys all right, title and interest in such Loan, including without limitation all escrow deposits, to Purchaser.

                  (vii) All modifications of any mortgage are reflected in the Loan file provided to Purchaser and in Schedule C-2 (if applicable).

                  (viii) The mortgage is properly recorded (or, if not recorded, has been submitted for recording, is in form and substance acceptable for recording and, when properly recorded, will be sufficient under the laws of the jurisdiction wherein the mortgaged property is located to reflect of record the lien of such mortgage) and the mortgage is a valid, continuing and enforceable lien on the mortgaged property having the priority reflected on Schedule C-2, including all of the related mortgagor's interest in all improvements on the mortgaged property, all other fixtures on the mortgaged property and all additions, alterations and replacements made at any time with respect to the foregoing; such mortgaged property is free and clear of any mechanics' and materialmen's liens which are prior to, or equal with, the lien of the related mortgage (and no rights are outstanding that under law could give rise to such lien), except those which are insured against by a lender's title insurance policy (as described below).

                  (ix) Seller's current officers have no actual knowledge that the representations and warranties made by the mortgagor with respect to such Loans are false in any material respect.

                  (x) The Loan is directly secured by a lien (having the priority reflected on Schedule C-2) on a fee or leasehold interest in a commercial property or a multifamily property.

                  (xi) Except as reflected in the Loan file provided to Purchaser, the proceeds of such Loan have been fully disbursed (and, in the case of any portion of such proceeds constituting holdbacks, have been deposited into an escrow account), and there is no requirement for future advances thereunder. Any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor that were to have been complied with on or before the date on which this representation is made or is deemed made have been complied with, and all costs, fees and expenses incurred in making or closing the Loan and the recording of the mortgage have been paid. The mortgagor has not contested the disbursement or non-disbursement of any escrow funds or the administration of such escrow funds. Seller has inspected or caused to be inspected the related mortgaged property within the past year.

                  (xii) The related mortgaged property is in good repair and free of any material damage, waste or defective condition that would affect materially and adversely the value of such mortgaged property as security for the Loan and there is no proceeding pending or, to the best of Seller's knowledge, threatened for the total or partial condemnation of such mortgaged property. The mortgaged property is lawfully used and occupied under applicable law by the owner thereof and/or by tenants under leases. For the purposes of this paragraph, "damage, waste or defective condition" shall not include any damage, waste or defective condition which has been identified as a required repair to be addressed and funded pursuant to a related completion repair and escrow agreement executed between the mortgagor and Seller.

                  (xiii) To the best of Seller's knowledge, the mortgagor is in possession of all material licenses, permits and other authorizations necessary and required by all applicable laws for the conduct of its business and all such licenses, permits and authorizations are valid and in full force and effect; the mortgaged property is in compliance with and lawfully used under all applicable zoning, building, safety and Environmental Laws and all inspections, licenses and certificates required (whether by law, regulation or insurance standards) to be made or issued with respect to the mortgaged property and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriter certificates, have been made or issued by the appropriate governmental or quasi-governmental authorities or other authorities having jurisdiction over the mortgaged property, and Seller has not received notification from any governmental authority that the mortgaged property is in non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or to have obtained such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificates. To the best of Seller's knowledge, if the mortgaged property constitutes a legal nonconforming use, the nonconforming improvements may be rebuilt to current density and used and occupied for such nonconforming purposes if damaged or destroyed.

                  (xiv) The Loan is a whole loan, contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related mortgaged property. The indebtedness evidenced by the mortgage note is not convertible to an ownership interest in the related mortgaged property or the mortgagor, and Seller has not financed, nor does Seller own, directly or indirectly, any equity in such mortgaged property or such mortgagor. Unless otherwise approved by Purchaser, to the best of Seller's knowledge, the mortgaged property was not, as of the date of origination of the Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the mortgage.

                  (xv) The mortgage interest rate (exclusive of any default interest, late charges, or prepayment premiums) of such Loan complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury; any and all other requirements of any federal, state or local laws applicable to the origination and sale of such Loan, including, without limitation, truth-in-lending, real estate settlement procedures, equal credit opportunity or disclosure laws, applicable to such Loan have been complied with. Neither the mortgage note nor the mortgage is subject to any valid right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any term of the mortgage note or the mortgage, or the exercise of any right thereunder, render the mortgage note or mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted, except for limits on enforceability which will not materially affect the ability of the holder of the note and the related mortgage to exercise the remedies which are customarily available to a holder of a mortgage in the State of New York.

                  (xvi) No fraudulent acts were committed by Seller during the process of originating such Loan.

                  (xvii) All Taxes, ground rents, water charges, sewer rents, insurance premiums, leasehold payments, governmental assessments (including assessments payable in future installments) or other charges affecting the related mortgaged property that prior to the Closing Date became due and owing in respect of such mortgaged property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established.

                  (xviii) Prior to the sale of such Loan to Purchaser, all escrow deposits required, and all escrow payments due and payable, pursuant to the Loan were in the possession, or under the control, of Seller or its agent, there are no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made, and all such escrow deposits and payments have been conveyed to Purchaser or its designee.

                  (xix) To the extent required under applicable law, each holder of the Loan was authorized to transact and do business in the jurisdiction in which the related mortgaged property is located at all times when it held the Loan.

                  (xx) To the best of Seller's knowledge, no event has occurred that would, with the passage of time or with notice and the expiration of any grace or cure period, constitute a material default, breach, violation or event of acceleration under the related mortgage or the related mortgage note and Seller has not waived any material default, breach, violation or event of acceleration other than those which have been cured by the borrower.

                  (xxi) The related mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, and there is no exemption available to the mortgagor which would interfere with such right to foreclose. Either the mortgagor or applicable law provides for the appointment of a receiver, keeper or other custodian for the rents in the event of a default thereunder, or, to the extent permitted by law, allows the mortgagee thereunder to enter into possession to collect rents.

                  (xxii) To the extent that the related mortgage file contains a report ("Assessment Report") of an environmental site assessment made with respect to the related mortgaged property, such Assessment Report was made by an environmental consultant who had no interest, direct or indirect, in such mortgaged property or in any loan secured thereby, and whose compensation was not affected by the approval or disapproval of the Loan, and such assessment was made and such Assessment Report was prepared in a manner that conforms to the requirements of Seller's underwriting policies. The mortgaged property is in compliance with all Environmental Laws relating thereto. Except for any lead-based paint, asbestos or asbestos-containing material that the Assessment Report recommends be removed or otherwise treated or maintained and as to which recommended action there exists an operations and maintenance plan or a holdback sufficient to pay for the cost of such removal, treatment or maintenance, no Hazardous Substance has been or is incorporated in, stored on or under, released from, treated on, transported to or from, or disposed of on or from, the mortgaged property such that, under applicable law (A) any such Hazardous Substance would be required to be eliminated before the mortgaged property could be altered, renovated, demolished or transferred, or (B) the owner of the mortgaged property, or the holder of a security interest therein, could be subjected to liability for the removal of such Hazardous Substance or the elimination of the hazard created thereby. Neither Seller nor the related mortgagor has received notification from any federal, state or other governmental authority relating to any Hazardous Substances on or affecting the mortgaged property or to any potential or known liability under any Environmental Law arising from the ownership or operation of the mortgaged property.

                  (xxiii) The assignment of leases and rents, and the security agreement, chattel mortgage or equivalent document (if any), delivered in connection with the Loan each establishes and creates a valid, existing and enforceable first lien on and first priority security interest in the property described therein and Seller has full right to sell and assign the same to Purchaser. To the extent perfection may be effected pursuant to applicable law by recording or filing, either a Uniform Commercial Code financing statement has been filed and/or recorded in all places necessary to perfect a valid first priority security interest in the personal property subject to the lien of the mortgagor or any separate security agreement, chattel mortgage or equivalent document or a Uniform Commercial Code financing statement with respect to the personal property subject to the lien of the mortgagor or any separate security agreement, chattel mortgage or equivalent document has been fully executed in accordance with applicable laws and is in form and substance sufficient, upon recordation and/or filing thereof in all necessary places, to perfect a valid first priority security interest in such personal property. Either all continuations and any assignments of any such financing statements have been timely filed or recorded in the appropriate filing or recording offices and Seller has a perfected valid first priority security interest in such personal property or all continuations and any assignments of any such financing statements have been fully executed in accordance with applicable laws and are in form and substance sufficient, upon recordation and/or filing in all necessary places, to perfect a valid first priority security interest in such personal property.

                  (xxiv) Seller has not, directly or indirectly, advanced funds, or received any advance of funds by a party other than the mortgagor or the maker of the note, for the payment of any principal and interest payments required by the related mortgage note or the related mortgage, except for interest accruing from the date of the mortgage note or date of disbursement of the Loan proceeds, whichever is later, to the date which precedes by 30 days the first due date under the related mortgage note.

                  (xxv) The mortgage note is not secured by a lien on any real property on which Seller holds another lien not transferred to Purchaser hereunder other than the lien created by the related mortgage, and the mortgage was not given to secure the performance of any obligation other than the obligations of the mortgagor thereunder and under such mortgage note and other obligations being transferred to Purchaser hereunder or already satisfied. No default or event of default shall occur under the mortgage note or mortgage by reason of a default in respect of any other obligation not directly related to the Loan except such obligations which are transferred to Purchaser hereunder.

                  (xxvi) Each Loan is secured by a mortgage and not a deed of trust.

                  (xxvii) No Loan is secured by a lien on a cooperative apartment building.

                  (xxviii) To the knowledge of Seller's current officers, the credit reports relating to, and the financial statements of, the related mortgagor and its Affiliates, furnished in connection with the Loan, do not misstate the financial condition of the mortgagor and its affiliates in any material respect. To the knowledge of Seller's current officers, neither the related mortgagor, the manager of the related mortgaged property nor any Affiliate of either of them, is currently a debtor in any bankruptcy, reorganization, insolvency or comparable proceeding, except as may otherwise have been disclosed in writing to, and approved in writing by, Purchaser.

                  (xxix) All improvements that were considered in determining the appraised value of the related mortgaged property lie wholly within the boundaries and building restriction lines of the mortgaged property, no such improvements encroach upon easements running thereto or to adjoining properties, and no improvements on adjoining properties encroach upon the mortgaged property or easements running thereto. All amenities, access routes or other items that materially benefit the mortgaged property are under the direct control of the mortgagor, constitute permanent easements that benefit and are part of the mortgaged property or are public property, and the mortgaged property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all-weather public street, has all necessary permits and approvals for ingress and egress and is adequately serviced by public water, sewer systems and utilities.

                  (xxx) If applicable, the related mortgagor is the owner and holder of the landlord's interest under any lease for use and occupancy of all or any portion of the related mortgaged property. Neither Seller nor the mortgagor has made any assignments of the landlord's interest in any such lease or any portion of the rents, additional rents, charges, issues or profits due and payable or to become due and payable under any such lease, which assignments are presently outstanding and have priority over the related mortgage or any related assignment of leases and rents given in connection with the origination of the related Loan, other than as may be disclosed in the related lender's title insurance policy.

                  (xxxi) If such Loan is secured by a mortgaged property that is leased to tenants:

                           (A) except for loans shown on Schedule C as being secured by subordinate mortgages, Seller has the first priority right in the event of a default on the loan, by virtue of an assignment of rents and leases included in the related mortgage or by virtue of a separate assignment of rents and leases, to receive, either directly or through a receiver in foreclosure, payment of the rents due from the tenants of such property;

                           (B) all such leases are subordinate to the lien of the related mortgage or Seller's mortgage title insurance insures Seller against any rights of such tenants; and

                           (C) with respect to any lease having the benefit of a non-disturbance or similar recognition agreement, such agreement was entered into in the ordinary course of business by Seller in accordance with standards normally applied by prudent mortgage lenders in making loans similar to the Loan in the area in which the mortgaged property is located.

                  (xxxii) Except as shown in Schedule C-2, no Loan is secured by the interest of the related mortgagor as lessee under a ground lease.

                  (xxxiii) The Loan filed provided to Purchaser was and will be complete and accurate in all material respects, and, there will be no material changes to such Loan file between the date the Loan file was provided to Purchaser and the Closing date.

         (b) Seller further represents and warrants to Purchaser as to each Loan listed on Schedule C-2 hereto that, as of the date hereof and the Closing Date (or such other date set forth in the representation or warranty), and except as reflected in Schedule H:

                  (i) The related assignment of mortgage and assignment of leases and rents (if any) are in recordable form and constitute the legal, valid and binding assignments of the related mortgage and the related assignment of leases and rents, respectively, from Seller.

                  (ii) Neither Seller nor any prior holder of any mortgage has modified the mortgage in any material respect; satisfied, canceled or subordinated such mortgage in whole or in part; released the related mortgaged property in whole or in part from the lien of such mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto, except, in each instance, as reflected in Schedule C-2 (if applicable) and in the Loan file provided to Purchaser.

                  (iii) The lien of the related mortgage is insured by an American Land Title Association lender's title insurance policy or a binding commitment therefor insuring Seller, its successors and assigns as to the lien priority of the mortgage reflected on Schedule C-2 in the original principal amount of the Loan after all advances of principal, subject only to (1) the lien of current real property taxes, ground rents, water charges, sewer rents and assessments, in each case not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording which are acceptable to mortgage lending institutions generally which are specifically referred to in the lender's title insurance policy delivered to Seller and which do not adversely affect the Appraised Value of the mortgaged property, and (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related mortgaged property. Such lender's title insurance policy contains no exclusion for matters that would be disclosed by an accurate survey. Such policy is assignable to Purchaser without the consent of or any notification to the insurer, is in full force and effect upon the consummation of the transactions contemplated by this Agreement, and all premiums payable in respect of such policy, including all endorsements and special endorsements, have been paid; no claims have been made under such policy and Seller has not done or permitted to be done anything, by act or omission, and Seller does not have any knowledge of any matter, which would impair or diminish the coverage of such policy.

                  (iv) The related mortgaged property is insured by a fire and extended perils insurance policy providing coverage against loss or damage sustained by reason of fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required under the Loan documents, against earthquake and other risks insured against by Persons operating like properties in the locality of such mortgaged property, in such amounts as are required under the Loan documents. If any portion of the improvements to the related mortgaged property is located in a special flood hazard area as defined by the Federal Emergency Management Agency, and flood insurance is available, a flood insurance policy meeting the requirements of the Loan documents is in effect. The related mortgaged property is also covered by comprehensive general liability insurance in an amount generally required by institutional lenders for similar properties. Each such insurance policy contains a standard mortgagee clause naming Seller, its successors and assigns as mortgagee and all premiums required to be paid thereon as of the Closing Date have been paid. Such insurance policies require prior notice to the mortgagee, as additional insured, of termination or cancellation, and no such notice has been received. The mortgage obligates the related mortgagor to maintain all such insurance and, at such mortgagor's failure to do so, authorizes the mortgagee to maintain such insurance at the mortgagor's cost and expense and to seek reimbursement therefor from such mortgagor.

                  (v) The appraisal was performed in accordance with, and satisfies the requirements of, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

         4.8      REPRESENTATIONS AND WARRANTIES AS TO OTHER LOANS

         Seller represents and warrants to Purchaser that, as to each Loan listed on Schedule C-3 hereto that, as of the date hereof and the Closing Date (or such other date set forth in the representation or warranty), and except as reflected in Schedule C-3 or Schedule H:

         (a) The information set forth on Schedule C-3 hereto with respect to each Loan is complete, true and correct in all material respects.

         (b) The monthly payment due under each Loan is not 30 or more days delinquent in payment and none of the Loans have been contractually delinquent for more than 30 days more than once during the preceding 12 months.

         (c) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Loan has been committed by Seller.

         (d) Seller is the sole owner of each Loan, none of the Loans is serviced by third parties and there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

         (e) Such Loan was solicited, originated and exists in material compliance with all requirements of applicable laws and regulations (for purposes of this clause (e), a Loan would not be in material compliance if the non-compliance adversely affects the value or collectibility of such Loan).

         (f) Each note, agreement or other instrument evidencing a Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor thereunder enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, except for limits on enforceability which will not materially affect the ability of the holder of the note and the related mortgage to exercise the remedies which are customarily available to a holder of a mortgage in the State of New York; the Loan and any related security instrument is in full force and effect and has not been satisfied, subordinated or rescinded; and all actions necessary to perfect any related security interest have been duly taken, including, without limitation, filings or taking of possession of collateral.

         (g) No claims or defenses to the enforcement of such Loan have been asserted and Seller is aware of no acts or omissions that would give rise to any claim or right of rescission, setoff, counterclaim or defense by borrowers, obligor or any other person obligated to perform under any related Loan documents.

         (h) There is no other default by any borrower, obligor or any other person obligated to perform under any related loan document with respect to such Loan, nor of any conditions that with notice or lapse of time or both, would constitute a default, breach, violation or event permitting acceleration under the terms of such Loan.

         (i) All payments credited to such Loan were received from the obligors (or from another person on their behalf), other than for bona fide special credits to such Loan, including credits for late charges and returned premiums from cancellation of credit insurance, representing monies owed to the obligor by the Seller.

         (j) Such Loan was made in material compliance with all applicable federal, state and local laws and regulations, including, without limitation, usury, truth-in-lending, consumer credit, equal credit opportunity, each applicable state adaptation of the National Consumer Act and the Uniform Commercial Code, fair lending (including but not limited to Section 296-a of the New York Executive Law) and disclosure laws.

         (k) As to any Loan that is secured, as reflected on Schedule C-3, no collateral for such Loan has been released except in accordance with the terms of the loan documents and in no event without PRO RATA paydown of such Loan.

         (l) The obligor's obligations under each Loan are non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment.

         (m) As to any Loan that is secured, as reflected on Schedule C-3, the Loan requires the obligor to maintain the collateral in good and workable order and to obtain and maintain liability insurance, physical damage insurance and automobile liability insurance, if applicable, on the subject thereto and to name Purchaser as the sole loss payee and an additional insured with respect thereto.

         (n) All filings (including UCC or title filings) or action required to be made or taken in any jurisdiction to give Purchaser a first priority perfected security interest in the Loan, any related security instrument, the collateral (if applicable) and the other related assets have been made or taken.

         (o) The transfer, assignment and contribution to Purchaser of Seller's right, title and interest in and to the collateral (if applicable), the Loan, the related security instruments and the other related assets under this Agreement will not violate the terms or provisions of any such Loan or security instrument, any other agreement to which Seller then is a party or by which it is bound or any applicable laws.

         (p) No Loan, related security instrument, item of collateral (if applicable) or other related asset has been satisfied, subordinated, rescinded or sold, transferred, assigned or pledged by Seller or any affiliate of Seller to any other person. Immediately prior to the transfers set forth herein, Seller had good title to each Loan and a valid, subsisting, enforceable first priority perfected security interest in and to each item of collateral (if applicable) and had the power to convey, assign and transfer such Loan, any related security instrument, such security interest in and to each item of collateral (if applicable), free and clear of all liens other than (a) the rights of the related obligor under any Loan related to such item of collateral and (b) those liens arising by, through and under the obligor, which liens the obligor is obligated to discharge pursuant to the terms of any such Loan.

         (q) The complete Loan file for each Loan is currently in the possession of Seller and will be transferred to Purchaser on the Closing Date.

         (r) No Loan has been amended or modified prior to the Closing Date due to the related obligor's financial inability to make such loan payments, including, without limitation, any amendment that decreases or diminishes the amount of any loan payment, the aggregate number of loan payments or any other obligations of the obligor under the Loan. No Loan has any provision thereof that has been waived for any reason relating to the financial inability of the related obligor to perform its obligations under such Loan.

         (s) No Loan requires the prior written notice to, or consent of, an obligor or contains another restriction relating to the transfer or assignment of such Loan by either Seller or Purchaser, except such notice as has been given or consents that have been obtained.

         (t) The Loan was originated or acquired by Seller in the ordinary course of its business; the servicing practices used by Seller with respect to the Loan have been in all respects legal, commercially reasonable and customary in Seller's business; and the credit standing of each obligor was approved by Seller using its customary practices and procedures at the time of origination.

         (u) As to any Loan that is secured, as reflected on Schedule C-3, no total loss has occurred with respect to any item of collateral transferred hereunder.

         4.9      POST-CLOSING DELIVERY OF DOCUMENTS

         If, on or after the Closing Date, Seller comes into possession of any documents related to any of the Loans, Seller shall deliver them to Purchaser. Seller shall also prepare, execute and deliver to Purchaser, at the Closing, letters to its closing attorneys advising them that if any documents related to any of the Loans come into the possession of such attorneys which the attorney would normally send to Seller, such as recorded mortgages which are returned from the recording officer or final title insurance policies, such documents should instead be sent to Purchaser.

         4.10     SELLER'S COOPERATION AFTER CLOSING

         If it becomes necessary after the Closing Date for Purchaser to have the testimony of any officer or employee of Seller, or access to any records of Seller, in connection with any effort to collect any amount due on any of the Loans, Seller shall cooperate with Purchaser in providing such testimony or access to records. Purchaser shall reimburse Seller for all third party expenses incurred by Seller in connection therewith.

5.       CLOSING

         The closing of the purchase and sale of the Banking Office (the "Closing") described in this Agreement shall take place as of 12:01 A.M. on the Closing Date at the offices of Serchuk & Zelermyer, 81 Main Street, White Plains, New York 10601 or at such other place as the parties hereto may agree in writing.

6.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

         The obligations of the parties are subject to fulfillment at or prior to the Closing Date of each of the following conditions precedent, but compliance with or occurrence of any one or more of such conditions precedent (excluding the regulatory approval conditions set forth in Section 6.1) may be waived in writing by the parties.

         6.1      REGULATORY APPROVALS

         All required licenses, approvals and consents of any relevant state and federal regulatory agencies shall have been obtained and shall be in full force and effect; and all necessary conditions, including all legally required notice, waiting or protest periods, of or relating to such licenses, approvals and consents shall have been fully satisfied including without limitation, any and all required approvals under the New York Banking Law and the FDIA, including any required approval for Seller to relocate its principal office; PROVIDED, HOWEVER, that Purchaser may deem this condition unfulfilled if any required license, approval or consent is subject to a qualification or condition which, in the reasonable judgment of Purchaser, will have a material adverse effect on value of the transfer contemplated by this Agreement.

         6.2      ABSENCE OF LITIGATION

         No action or proceeding instituted by any governmental authority to prevent the consummation of the transactions contemplated by this Agreement shall be pending, and no order, injunction or decree issued by any court or agency of competent jurisdiction enjoining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No statute, rule or regulation of any governmental authority prohibiting, restricting or making illegal the consummation of the transactions contemplated hereby shall be in effect.

         6.3      TRUTH OF REPRESENTATIONS; PERFORMANCE OF COVENANTS

         The representations and warranties of Seller and Purchaser set forth in Sections 4.6(a), 4.7(a), 4.8, 10 and 11 shall be deemed to be made again on the Closing Date and shall then be true and correct, subject to any changes contemplated by this Agreement, and neither of the parties shall have discovered any material error, misstatement or omission therein; PROVIDED, HOWEVER, neither party shall be relieved of any obligations as a result of such party's own error, misstatement or omission. The covenants of the parties hereto set forth in this Agreement and to be performed on or before the Closing Date shall have been duly performed and complied with in all material respects; PROVIDED, HOWEVER, neither party shall be relieved of any obligations as a result of such party's own failure of performance.

7.       AGREEMENTS OF SELLER

         7.1 ACCESS TO RECORDS AND INFORMATION: PHYSICAL ACCESS TO PREMISES; PERSONNEL; CUSTOMERS

         Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its authorized agents and representatives (which shall in no event include employees, agents or representatives of any other banking organization) reasonable access during normal business hours to records and physical access to the premises of the Banking Office and its records, including without limitation, information within Seller's possession relating to the Banking Office and the Assets to be purchased and Liabilities to be assumed by Purchaser pursuant to the terms of this Agreement; PROVIDED, HOWEVER, that such access shall be arranged in advance by Seller with Purchaser and will be scheduled in a manner and with frequency calculated to cause the minimum disruption of the business of the Banking Office; and provided that no disclosure of the transactions contemplated hereby will occur until the date of the first filing for regulatory approval contemplated in Section 6.1 unless mutually agreed upon by the parties. Seller shall cause its personnel to provide to Purchaser assistance in Purchaser's investigation relative to the Banking Office and to the Assets and Liabilities; PROVIDED, HOWEVER, Purchaser's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations and provided further that Purchaser and its authorized agents and representatives shall be afforded physical access to the Banking Office over the weekend or holiday, if any, immediately prior to the Closing Date. Following the receipt of all regulatory approvals required by Section 6.1, but not prior thereto, Purchaser shall be entitled, at its own expense, to communicate with, and deliver information brochures, bulletins, press releases and other communications to, customers of the Banking Office concerning the business and operations of Purchaser but subject to the reasonable approval of Seller as to the content and timing thereof. No such communication shall in any way state or imply (as the same may be reasonably interpreted by a customer of the Banking Office) that: (i) Purchaser is paying lower rates of interest on deposits than Seller is then paying at the Banking Office; (ii) Purchaser's fee structure for banking services or terms and conditions under which banking services are offered are less desirable to customers than the fees, terms and conditions then applicable to Seller's conduct of business at the Banking Office; or (iii) that there will be any adverse change in the terms of any of the Loans. Seller shall, at Purchaser's request and expense, furnish to Purchaser, for up to three years after Closing Date, copies of any records, to the extent still retained by it, regarding any of the Deposit Liabilities transferred under this Agreement if the same shall be required by Purchaser in order to operate the Banking Office, but such obligation shall not be interpreted to require the retention of any records by Seller beyond its normal record retention schedule. Until the Closing Date, and if for any reason the purchase and sale is not consummated as provided in this Agreement then at all times hereafter, Purchaser and its authorized agents and representatives shall treat all information obtained in such investigation and not otherwise known to Purchaser or already in the public domain as confidential and, if the Closing does not take place, shall return to Seller all copies of any documents or other materials belonging to Seller.

         7.2      CONDUCT OF BUSINESS PENDING CLOSING

         Except as may be required to obtain the regulatory approvals referred to in Section 6.1, and except as may be otherwise required by a regulatory authority, between the date hereof and the Closing Date, Seller shall conduct its business at the Banking Office only in the ordinary course consistent with past practices and in substantially the same manner as such business is now being conducted, and Seller shall not, without the prior consent of Purchaser, which consent shall not be unreasonably withheld:

                  (i) Cause or permit the Banking Office to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with past practices;

                  (ii) Cause or permit, or in any way, directly or indirectly, encourage, the Banking Office, or any of its depositors, customers, borrowers, officers, directors or employees, to transfer to Seller's other operations any Statement Assets or Deposit Liabilities;

                  (iii) Transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any Assets except in the ordinary course of business consistent with past practices;

                  (iv) Enter into or amend any agreement, contract or commitment relating to the Banking Office which would be included among the Liabilities for the purchase or lease of materials, supplies or equipment which cannot be terminated on not more than 30 days' notice without cause and without payment of any amount as a penalty, bonus, premium or other compensation for termination;

                  (v) Hire personnel at the Banking Office which would cause the staff at the Banking Office to exceed the personnel employed thereat on November 30, 2000;

                  (vi) Increase or agree to increase the salary, remuneration or compensation of persons employed at the Banking Office who upon closing are expected to become employees of Purchaser other than in accordance with Seller's customary policies or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice;

                  (vii) Terminate, amend or reduce in any significant respect the operations of the Banking Office;

                  (viii) Transfer employees to the Banking Office from Seller's other branches or operations, except, upon notice to Purchaser, temporary transfers of Seller's employees to fill positions in the Banking Office pending the placement of permanent employees, which transfers, if not sooner terminated, shall terminate at the Closing Date; or transfer employees from the Banking Office to Seller's other branches or operations;

                  (ix) Undertake any actions that are inconsistent with a program to use reasonable efforts to maintain good relations with officers and employees employed at the Banking Office and customers of the Banking Office, unless such actions are required or permitted by this Agreement;

                  (x) Enter into any collective bargaining agreement or employment agreement affecting any officers or employees at the Banking Office;

                  (xi)     File an application to relocate the Banking Office;

                  (xii) Enter into any discussion, commitment, agreement, understanding or other arrangement to dispose of the Banking Office other than with or to Purchaser pursuant to the terms of this Agreement;

                  (xiii) Effect any changes to the terms of any deposit liability, including the interest rate applicable thereto, except for changes in the ordinary course of business consistent with past practices that are applied uniformly in all of Seller's other branch offices, or open any new type of deposit account at the Banking Office other than deposit accounts that are uniformly available at Seller's other branch offices; PROVIDED, that Purchaser will not be obligated by any provision contained herein to, but may, assume any deposit liability associated with any such new type of deposit account;

                  (xiv) Decrease its marketing, advertising or soliciting efforts with respect to any type of deposit account offered by the Banking Office, or increase the interest rate offered for any deposit account offered by the Banking Office, except for decreases or increases in the ordinary course of business consistent with past practices that are applied uniformly in all of Seller's other branch offices;

                  (xv) Effect any changes to the terms of any of the Contracts, which changes would cause or permit modification, acceleration or termination of any Contract by any party thereto, other than changes that occur in the ordinary course of business; or

                  (xvi) Agree to do any of the foregoing.

         7.3      EFFORTS TO OBTAIN REGULATORY AND OTHER APPROVALS

         Seller agrees to use best efforts to obtain and to assist Purchaser in obtaining as promptly as possible the regulatory approvals referred to in
Section 6.1, and Seller will provide as expeditiously as practicable to Purchaser or to the appropriate regulatory authorities all information reasonably available to Seller and reasonably required to be submitted by Seller or Purchaser in connection with such approvals. Seller shall use its best efforts to file all its applications for regulatory approval within 30 days after the signing of this Agreement.

         7.4      CORPORATE CONSENTS

         Seller shall secure all necessary corporate consents (except those involving Purchaser) and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

         7.5      INDEMNIFICATION

         Except for the Liabilities being assumed by Purchaser hereunder, Seller shall indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations (including legal fees and expenses) which Purchaser may receive, suffer or incur in connection with the liabilities not being assumed and transactions or events occurring prior to the Closing Date and relating to the Banking Office or the Assets and Liabilities and any suits or proceedings in connection therewith (other than proceedings to prevent or limit the consummation of this Agreement or the transactions contemplated hereby) or as a result of the breach by Seller of any of the representations or warranties contained in Sections 4.6(a), 4.7(a), 4.8 or 10. In case any action subject to this Section 7.5 is brought against Purchaser, and it notifies Seller of the commencement thereof, Seller will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof (including the right of settlement), with counsel satisfactory to Purchaser (who shall not, except with the consent of Purchaser, be counsel to Seller).

         7.6      MONTHLY TRIAL BALANCES

         Seller will provide Purchaser with hard copy and magnetic media showing trial balances of deposit accounts at the Banking Office (segregated by savings accounts, demand deposit accounts and certificates of deposit) and of the Loans, as of November 30, 2000 and as of the end of each month from the filing by Purchaser of its applications for regulatory approval through the Closing Date, and also provide to Purchaser at Purchaser's expense such other information as Purchaser reasonably requests, to allow a smooth conversion of data processing records. The information contained in the trial balances shall include, at a minimum, the account type, the name and address of the customer or borrower, the opening date and current balance (for deposit accounts), the origination date and original balance (for Loans), the 12-month average balance (for deposits) and the maturity date (for certificates of deposit), with totals at the end of each report.

         7.7      NON-SOLICITATION OF BUSINESS

         (a) Seller will not, for a period of twelve months after the Closing,
(i) directly or indirectly solicit deposits or loans from the holders of deposit accounts of the Banking Office or from the borrowers of any Loans, or (ii) open an office or facility within the Putnam County for the conduct of banking business (including a loan origination office or Seller-controlled or Seller-operated automated teller machine); PROVIDED, HOWEVER, that the foregoing prohibition shall not apply to mass mailings or newspaper, radio and television advertisements of a general nature or other general solicitations not specifically directed to customers of the Banking Office. This Section shall not apply to deposit accounts or loans not transferred at Closing.

         (b) Purchaser will not, for a period of twelve months after the Closing, solicit deposits or loans from the holders of deposit accounts at other offices of Seller or the borrowers of loans from Seller which are not sold pursuant to this Agreement; PROVIDED, HOWEVER, that the foregoing prohibition shall not apply to mass mailings or newspaper, radio and television advertisements of a general nature or other general solicitations not specifically directed to customers of Seller. This Section shall not apply to
(i) account holders or borrowers whose accounts or loans are transferred to Purchaser pursuant to this Agreement.

         (c) For the purposes of this Section 7.7, (i) the term "borrower" shall include, in addition to the obligors on any promissory note or loan agreement, any guarantor thereof, or any affiliate thereof; (ii) the term "affiliate" shall include any immediate family member and any entity controlled by, controlling, or under common control with any borrower; and (iii) the term "control" shall mean the direct or indirect ownership of 20% or more of the equity interests or voting power of any entity.

         7.8      FURTHER DOCUMENTS

         From and after the Closing Date, Seller shall execute, acknowledge and deliver to Purchaser such additional documents as Purchaser may reasonably request in order to transfer to Purchaser all of the Loans and other assets to be transferred to Purchaser hereunder.

         7.9      NO OTHER REPRESENTATIONS AND WARRANTIES

         Except as expressly set forth in Sections 4.6, 4.7, 4.8 and 10 or elsewhere in this Agreement, Seller makes no representations or warranties, expressed or implied, whatsoever with regard to any assets being transferred to Purchaser or any liability or obligation being assumed by Purchaser, as such items are being transferred in an "as is" condition with all faults.

         7.10     TRADEMARKS, ETC.

         Nothing herein shall be construed to confer upon Purchaser any right to use Seller's name, trademarks or logo. Purchaser shall at its expense remove Seller's name and logo from the Banking Office as soon as reasonably practicable after the Closing Date. From and after the Closing Date, Purchaser shall, at its expense, as soon as reasonably practicable change the name on all documents and supplies to Purchaser's name.

         7.11     IRAS AND KEOGH ACCOUNTS

         Within such period prior to the Closing Date as is required by applicable law, regulation or contractual obligation, Seller shall, at its cost and expense, resign as trustee or custodian of each IRA and Keogh Plan for which it serves as trustee or custodian and the assets of which consist solely of Deposit Liabilities. Seller shall, at its cost and expense, use its best efforts to cause Purchaser to be appointed as successor trustee or custodian for each such IRA and Keogh Account. Any deposit under any IRA or Keogh Plan for which Purchaser is not appointed successor trustee or custodian shall be excluded from the Deposit Liabilities.

         7.12     SAFE DEPOSIT BUSINESS

         Attached as Schedule I is a list of the customers who have entered into leases or contracts to use safe deposit boxes at the Banking Office and the term of such leases or contracts. Seller shall give all notices and take all other appropriate actions, including actions required by the New York Banking Law, in connection with Seller's assignment of the leases, contracts and fixtures and Purchaser's assumption of the liabilities with respect to such leases, contracts and fixtures, with respect to the safe deposit box services of Seller located at the Banking Office, such notice to be prepared in consultation with Purchaser.

         7.13     INSTALLATION OF EQUIPMENT

         Seller shall provide Purchaser and its authorized agents and representatives full access to the Banking Office during the 45-day period, including weekends and holidays, prior to the Closing Date for the purpose of installing necessary wiring and equipment to be utilized by Purchaser on and after the Closing Date; PROVIDED, that:

                  (a) reasonable advance notice of each entry shall be given to Seller, and Seller shall have the right to have its employees or contractors present to inspect the work being done;

                  (b) to the extent practicable, such work shall be done in a manner that will not interfere with Seller's business conducted at the Banking Office;

                  (c) all such work shall be done in compliance with all applicable laws and government regulations and codes, and Purchaser shall be responsible for the procurement, at Purchaser's expense, of all required governmental or administrative permits and approvals;

                  (d) Seller shall, to the extent necessary, cooperate with Purchaser in obtaining any required landlord approval with respect to any action taken under this Section 7.13; and

                  . (d) Purchaser shall bear the cost and expense of implementing this Section 7.13.

         7.14     MAINTENANCE OF PREMISES

         Between the date hereof and the Closing Date, Seller shall maintain, or cause to be maintained, the Real Property and any shrubbery, landscaping or other property appurtenant thereto or used in connection with the Banking Office in the same condition as of the date of this Agreement, reasonable wear and tear excepted.

         7.15     INTEREST REPORTING AND WITHHOLDING

         (a) To the extent permissible under existing law and regulation, Seller will report to applicable taxing authorities and holders of Deposit Liabilities, with respect to the period from January 1 of the year in which the Closing Date occurs through the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposit Liabilities. Purchaser will report to the applicable taxing authorities and holders of Deposit Liabilities, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposit Liabilities. Any amounts required by any governmental agencies to be withheld from any of the Deposit Liabilities through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing

Date shall be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

         (b) To the extent permissible under existing law and regulation, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered prior to the Closing Date with respect to the Deposit Liabilities, and Purchaser shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered on or after the Closing Date with respect to the Deposit Liabilities.

         (c) To the extent permissible under existing law and regulation, Seller will make all required reports to applicable tax authorities and to obligors on Loans, with respect to all periods prior to the Closing Date, concerning all interest received by Seller. Purchaser will make all required reports to applicable tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

         7.16     INSURANCE

         Following execution of this Agreement and until the Closing Date, Seller at its expense shall maintain in full force and effect its existing insurance policies relating to the Banking Office and the Fixed Assets. All insurance policies presently being maintained by Seller with respect to the Banking Office are identified on Schedule J hereto.

         7.17 REMEDIES FOR SELLER'S BREACH OF REPRESENTATIONS AND WARRANTIES ON LOANS

         (a) It is understood and agreed that the representations and warranties set forth in Sections 4.6(a), 4.7(a) and 4.8 shall survive the sale of the Loans to Purchaser and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any mortgage note or assignment of mortgage or the examination or lack of examination by Purchaser of any mortgage file. It is further understood and agreed that the representations and warranties set forth in Sections 4.6(b) and 4.7(b) shall terminate as of the Closing Date.

         (b) Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of the Loans or the interest of Purchaser therein, the party discovering such breach shall give prompt written notice to the other.

         (c) Within 60 days of the earlier of either discovery by or notice to Seller of any breach of a representation or warranty that materially and adversely affects the value of a Loan or Purchaser's interest therein, Seller shall use all reasonable efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, Seller shall, at Purchaser's option, repurchase such Loan at a price equal to (i) the outstanding principal balance thereof, plus (ii) accrued interest thereon at the note interest rate thereon, plus (iii) any out-of-pocket expenses incurred by Purchaser with respect to such Loan (including without limitation any advances made by Purchaser for payment of taxes and insurance premiums with respect to the related mortgaged property and other necessary or appropriate property protection expenses with respect thereto) that have not previously been reimbursed to Purchaser; PROVIDED, HOWEVER, that with respect to any breach discovered prior to the Closing Date and not cured prior to the Closing Date, Purchaser may, at is option, delete the related Loan from the sale, in which event Purchaser shall have no obligation to Seller with respect thereto. Any repurchase of a Loan pursuant to the foregoing provisions of this Section 7.17 shall occur on a date designated by Purchaser by wire transfer of immediately available funds to the account designated by Purchaser to Seller in writing.

         (d) At the time of repurchase of any deficient Loan, Purchaser and Seller shall arrange for the reassignment of the repurchased Loan to Seller and the delivery to Seller of any documents held by or on behalf of Purchaser relating to the repurchased Loan. Upon deletion of a Loan from the sale or the repurchase of a Loan, the mortgage loan schedule shall be amended to reflect the withdrawal of such Loan from the terms of this Agreement.

         (e) In addition to such cure and repurchase obligation, Seller shall indemnify Purchaser and hold Purchaser harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of Seller's representations and warranties contained in Section 4.6(a), 4.7(a) or 4.8.

         (f) Any cause of action against Seller relating to or arising out of the breach of any representations and warranties made in Sections 4.6(a), 4.7(a) or 4.8 shall accrue as to any Loan upon (i) discovery of such breach by Purchaser or notice thereof by Seller to Purchaser, (ii) failure by Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Seller by Purchaser for compliance with the relevant provisions of this Agreement.

         (g) Seller will promptly notify Purchaser in writing of any breach of any representation or warranty contained in Sections 4.6, 4.7 or 4.8 that it discovers prior to the Closing Date with respect to any Loan. At Purchaser's option, Purchaser may exclude the Loan that causes such breach from the Loans being transferred hereunder, PROVIDED, HOWEVER, that, if, after receiving such notice from Seller, Purchaser notifies Seller in writing that it will accept such Loan, such breach shall be deemed waived with respect to that Loan.

         7.18     UPDATING SCHEDULES

         On the Closing Date, Seller shall deliver to Purchaser updated versions of all Schedules hereto with the latest information available to Seller. Within ten calendar days after the Closing Date, Seller shall deliver to Purchaser final versions of all appropriate Schedules and reports covering all transactions through the close of business on the Closing Date. With respect to Schedules C-1, C-2 and C-3, the updated versions shall also include, if applicable, (i) the purpose of the Loan; (ii) the original loan-to-value ratio;
(iii) whether the Loan is secured in whole or in part by a ground lease; and with respect to each Loan that is an adjustable rate loan, (iv) the frequency of adjustment to the interest rate as set forth in the related mortgage note; and
(v) whether the note provides for a conversion of the Loan to a fixed rate loan.

         7.19     401(K) PLAN VESTING

         Seller agrees that it shall take all action necessary so that all employees of Seller who become employees of Purchaser on the Closing Date are fully vested in the then existing employer contributions to Seller's 401(k) Plan to the maximum extent permitted under the Code and the regulations thereunder.

8.       AGREEMENTS OF PURCHASER

         8 .1     EFFORTS TO OBTAIN REGULATORY AND OTHER APPROVALS

         Purchaser agrees to use its best efforts to obtain as promptly as possible the regulatory approvals referred to in Section 6.1. Purchaser will provide all information reasonably required to be submitted by

Seller in connection with such approvals. Purchaser shall use its best efforts to file all its applications for regulatory approval within 30 days after the signing of this Agreement.

         8.2      REAL PROPERTY SEARCH

         No later than the date Purchaser files its application with the FDIC or the Board of Governors of the Federal Reserve System to acquire the Banking Office, Purchaser shall order a customary report of title for the Real Property from a title insurance company or abstract company. Upon receipt of the title report, Purchaser shall deliver the same to Seller's attorney named in Section
18.2 below.

         8 .3     PERFORMANCE OF LIABILITIES

         From and after the close of business on the day prior to the Closing Date, Purchaser shall fully perform, pay and discharge all of the Liabilities and shall protect the rights of depositors of the Banking Office in the same manner and to the same extent as if Purchaser had itself incurred the Liabilities and Purchaser shall indemnify and hold harmless and defend Seller against any claims, losses, liabilities, demands and obligations which Seller may receive, suffer or incur for the Liabilities assumed by Purchaser hereunder or as a result of the breach of any of the representations or warranties contained in Section 11.

         8.4      FURTHER ASSURANCES

         On and after the Closing Date, Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate effectively to relieve and discharge Seller from any obligations remaining under the Liabilities assumed by Purchaser.

         8 .5     CORPORATE CONSENTS

         Purchaser shall secure all necessary corporate consents (except those involving Seller) and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

         8 .6     CHANGE OF NAMES

         Within a reasonable time after the Closing Date, Purchaser shall (i) change the name on all documents and facilities relating to the Banking Office to Purchaser's name, ( ii) notify all persons who are Banking Office customers on the Closing Date of such change, and (iii) use commercially reasonable efforts to cause all checkbooks, passbooks and other materials previously issued to be legended or replaced to reflect such new name. From and after the Closing Date, Purchaser shall not conduct any business at the Banking Office in the name of Seller. It is understood that Seller is not transferring to Purchaser any right, title or interest in or to, or any right or license to use, Seller's or any affiliate's name (or any name or initial similar thereto), or any trademark, trade name or symbol, in connection with the Banking Office or otherwise. Nothing in this Section 8.6 shall require Purchaser to undertake to reissue evidences of deposits or rewrite other documents assumed by or assigned to Purchaser on the Closing date except in the ordinary course of business.



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



         8. 7     OBLIGATIONS TO REIMBURSE CERTAIN PAYMENTS

         Purchaser shall reimburse Seller in the ordinary course of business in cash as to any Liabilities which are presented to Seller for due payment or discharge on and after the Closing Date and are prudently paid or discharged by Seller in good faith.

         8.8      EMPLOYEES

         Purchaser shall offer employment to all persons referred to as "Branch Personnel" in the Branch Offering Memorandum, dated September 2000, prepared by Sandler O'Neill & Partners, L.P., who, on the Closing Date, are full-time, active employees of Seller at the Banking Office (excluding temporary transferees from other offices of Seller) and have satisfactory performance records and are in good standing under Seller's personnel policies, upon terms and conditions that are no less favorable than those generally afforded to Purchaser's other employees holding similar positions. The Purchaser shall not offer employment to certain back office and finance department employees who will be offered positions with Seller. Seller will identify those employees to whom it will extend offers of continued employment within 20 business days after Purchaser files the applications for regulatory approval of the transactions contemplated by this Agreement. After Purchaser files the regulatory applications, Purchaser may discuss with such employees of the Banking Office their continued employment after the Closing Date, provided that such discussions shall be conducted so as not to disrupt the business operations of the Banking Office or cause the premature departure of any of Seller's employees.

9.       TRANSACTIONS AT CLOSING

         9.1      ITEMS TO BE DELIVERED BY SELLER

         At the Closing, Seller shall deliver to Purchaser:

         (a) A Bill of Sale in substantially the form of Exhibit 3 hereto, an Assignment and Assumption Agreement in substantially the form of Exhibit 2 hereto and such other instruments and documents as Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying to Purchaser good and marketable title to the Assets, and permitting assumption of Liabilities by Purchaser, to be transferred to Purchaser pursuant to this Agreement, all in form and substance reasonably satisfactory to Purchaser.

         (b) A Bargain and Sale Deed With Covenants, in proper form for recording, conveying the Real Property to Purchaser duly executed by Seller's wholly-owned subsidiary as grantor.

         (c) A master endorsement endorsing and transferring all of the promissory notes evidencing the Loans, together with assignments of mortgages and assignments of UCC-1 financing statements, assigning and transferring the collateral for the Loans.

         (d) Such other documents of assignment or transfer as Purchaser may reasonably request which may be necessary to fully transfer the Loans to Purchaser.

         (e) All loan files maintained by Seller with respect to each of the Loans including, without limitation, documentation files, collateral files and origination files, to the full extent maintained by Seller.

         (f) Payment of amounts required to be paid by Seller under Section 3.4.

         (g) An opinion of Seller's counsel, dated the Closing Date, to the effect that:

                  (i) Seller has duly and validly authorized, executed and delivered this Agreement, and this Agreement is the valid and binding obligation of Seller, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (ii) Seller has been duly organized and is validly existing as a bank, in good standing under the laws of the State of New York, and Seller has full corporate power and authority to own or lease its properties, to conduct its banking business as now conducted and to enter into and perform its obligations under this Agreement;

                  (iii) Neither the execution and delivery of this Agreement nor its performance are restricted by or violate the Organization Certificate of Seller or the By-laws of Seller or any statute, regulation, rule, order or judgment;

                  (iv) The execution, delivery and performance of the Agreement does not and will not conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any material agreement or instrument of which such counsel has actual knowledge, to which Seller is a party or by which Seller is bound;

                  (v) Seller is not a party to, or subject to or bound by, any charter, bylaw, indenture, mortgage, lien, lease, agreement or instrument, or any order, judgment, injunction or decree of any court or governmental authority that may restrict or interfere with the performance of the Agreement or the consummation of the transactions contemplated thereby;

                  (vi) There is no action, suit or proceeding pending, or to such counsel's knowledge, threatened against or affecting Seller before any court or arbitrator or any governmental body, agency or official that would materially adversely affect the ability of Seller to perform its obligations under the Agreement or that in any manner questions the validity of the Agreement, and there are no facts known to such counsel that might result in or form the basis for any such action, suit or proceeding;

                  (vii) To the best of such counsel's knowledge, all acts, proceedings and approvals required by law or this Agreement to be undertaken or obtained by Seller (including, without limitation, all regulatory approvals) at or prior to the Closing Date to authorize and complete the consummation of the transactions covered and contemplated hereby have been duly and validly taken; and

                  (viii) Such counsel has no knowledge of any litigation of the nature described in Section 10.4 threatened against or affecting Seller or any litigation in which Seller is engaged relating to its right to perform this Agreement, it being understood such counsel shall have no duty to make any investigation as to such matters.

         (h) Certificates signed by a duly authorized officer of Seller:

                  (i) stating that the warranties and representations of Seller under Sections 4.6(a), 4.7(a), 4.8 and 10 are true and correct as of the Closing Date or, if any such warranties and representations are not then true and correct, specifying the deficiency in reasonable detail; and

                  (ii) stating that the covenants of Seller to be performed on or before the Closing Date have been duly performed and complied with in all material respects, or, if any such covenants have not been so performed or complied with, specifying the deficiency in reasonable detail.

         (i) Resolutions of Seller, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement, and any documents, agreements or instruments to be executed by Seller pursuant to this Agreement, and the consummation and performance of the transactions contemplated hereby and thereby.

         (j) A termination of the existing lease for the Real Property executed by Seller and its wholly- owned subsidiary which is the owner of the Real Property and the landlord under the lease.

         (k) Schedules that have been updated in accordance with Section 7.18 of this Agreement.

         9.2      ITEMS TO BE DELIVERED BY PURCHASER

         At the Closing, Purchaser shall deliver to Seller:

         (a) An Assignment and Assumption Agreement substantially in the form of
Exhibit 2 hereto.

         (b) A Bill of Sale substantially in the form of Exhibit 3 hereto.

         (c) An opinion of Purchaser's counsel, dated the Closing Date, to the effect that:

                  (i) Purchaser has duly and validly authorized, executed and delivered this Agreement, and this Agreement is the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (ii) Purchaser has been duly organized and is validly existing as a savings bank, in good standing under the laws of the State of New York, and Purchaser has full corporate power to enter into and perform its obligations under this Agreement;

                  (iii) Neither the execution and delivery of this Agreement nor its performance are restricted by or violate the Restated Organization Certificate of Purchaser or the By-laws of Purchaser; and

                  (iv) To the best of such counsel's knowledge, all acts, proceedings and approvals required by law or this Agreement to be undertaken or obtained by Purchaser (including, without limitation, all regulatory approvals) at or prior to the Closing Date to authorize and complete the consummation of the transactions covered and contemplated hereby have been duly and validly taken.

         (d) Certificates signed by a duly authorized officer of Purchaser:

                  (i) stating that the warranties and representations of Purchaser under Section 11 are true and correct as of the Closing Date or, if any such warranties and representations are not then true and correct, specifying the deficiency in reasonable detail; and

                  (ii) stating that the covenants of Purchaser to be performed on or before the Closing Date have been duly performed and complied with in all material respects, or, if any such covenants have not been so performed or complied with, specifying the deficiency in reasonable detail.

         (e) Resolutions of Purchaser, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement, and any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, and the consummation and performance of the transactions contemplated hereby and thereby.

10.      WARRANTIES AND REPRESENTATIONS OF SELLER

         Seller represents and warrants to Purchaser as follows:

         10.1     ORGANIZATION

         Seller is a bank duly organized, validly existing and in good standing under the laws of the State of New York and is authorized to conduct a banking business under those laws.

         10.2     AUTHORITY

         Seller has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and any documents, agreements or instruments to be executed by Seller pursuant to this Agreement. This Agreement and its execution and delivery have been approved by Seller's Board of Directors, and this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         10.3     FINANCIAL INFORMATION

         The Individual Statement used in making calculations hereunder is and will be accurate and complete as of the dates thereof and the accounting records of Seller from which the Individual Statement will be derived will have been prepared in accordance with generally accepted accounting principles consistently applied by Seller's accountants to Seller's business.

         10.4     LEGAL PROCEEDINGS

         There are no actions, suits or proceedings pending, or to the knowledge of Seller threatened, against or affecting Seller, nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards against Seller or any of its properties, assets or businesses, which may cause any material and adverse change in the value of the business, financial condition, results of operations, properties or prospects of the Banking Office.

         10.5     FINDERS OR BROKERS

         Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby except for Sandler O'Neill & Partners, L.P. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against Purchaser for any brokerage commission or finder's fee or other like payment arising out of Seller's acts, except that Seller has been assisted by Sandler O'Neill & Partners, L.P. and Seller shall pay the commission due to Sandler O'Neill & Partners, L.P. pursuant to a separate agreement.

         10.6     COMPLIANCE WITH LAW AND OTHER INSTRUMENTS

         The business and operations of the Banking Office have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities. Seller has all material licenses, franchises, permits, orders and other authorizations of all federal, state and local authorities necessary for the lawful conduct of its business at the Banking Office as now conducted, and all such licenses, franchises, permits, orders and other authorizations are valid and in good standing and not subject to any suspension, modification or revocation or proceedings relating thereto. The performance of this Agreement by Seller is in accordance with all applicable laws, rules and regulations of all authorities and will not violate Seller's Organization Certificate or its By-laws or any material contract or other instrument to which Seller is a party or by which Seller is bound. Seller has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement, and Seller is not subject to any agreement with any regulatory authority restricting its operations or its ability to consummate the transactions contemplated hereby.

         10.7     REAL PROPERTY

         Seller's wholly-owned subsidiary owns the Real Property in fee simple, free and clear of all liens, claims, charges and encumbrances, except customary easements necessary for the delivery of utilities and those encumbrances listed on Schedule K hereto, all of which Purchaser shall take title subject to.

         10.8     TITLE TO PERSONAL PROPERTY

         Seller has, and on the Closing Date will have and will deliver to Purchaser, good and marketable title to the machinery, equipment, materials, supplies and other personal property of every kind, tangible or intangible, included in the Fixed Assets contained in the Banking Office and listed in Schedule A hereto, free and clear of all liens, claims, charges and encumbrances except for those shown in Schedule L hereto. Seller has, and on the Closing Date will have, valid leases under which it is entitled to use in its business all personal property located in the Banking Office of which Seller is the lessee, and Seller has no knowledge of any default under any such leases.

         10.9     TAXES

         (a) All Taxes which are due or payable by Seller relating to the Assets, the Deposit Liabilities or the operation of the Branch Office (except those Taxes which are Purchaser's responsibility under a different provision of this Agreement) have been paid in full or properly accrued and adequately provided for by reserves shown in the books and records of Seller, or will be so paid or accrued by Seller and provided for in the books and records of Seller, and paid in hill in a timely manner (unless Seller in good faith contests any tax liability with the appropriate taxing authority).

         (b) All Tax Returns required to be filed as of the date hereof and as of the Closing Date with respect to the Assets, the Deposit Liabilities or the operation of the Branch Office have been filed with the appropriate federal, state or local taxing authority and each such Tax Return is true, complete and correct in all material respects.

         (c) All Taxes shown to be due on such Tax Returns, and all Taxes arising from or attributable to the Assets, the Deposit Liabilities or the operation of the Branch Office required to be withheld by or with respect to Seller have been paid or, if applicable, withheld and paid to the appropriate taxing authority, other than those Taxes the failure of which to be paid would not result in a lien on the Assets, the Deposit Liabilities or the Branch Office, or become a liability of Purchaser.

         (d) No notice of deficiency or assessment of Taxes has been received from any taxing authority with respect to the Assets.

         (e) There are no ongoing audits or examinations of any of the Tax Returns relating to or attributable to the Assets, other than with respect to Taxes that would not result in a lien on the Assets or become a liability of Purchaser.

         (f) No consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to the Assets has been granted, other than with respect to Taxes that would not result in a lien on the Assets or become a liability of Purchaser.

         10.10    CONDITION OF FIXED ASSETS

         As of the Closing Date all of the Fixed Assets listed in Schedule A will be in good condition and repair, taking age and normal wear and tear into account, and, subject to the foregoing, are being sold "as is." All Fixed Assets with a book value of more than $1,000 will be in working order.

         10.11    NONCONTRAVENTION

         The execution and delivery by Seller of this Agreement or any document, agreement or instrument to be executed by Seller pursuant to this Agreement do not, and, subject to the receipt of all required regulatory approvals and consents, the consummation and performance by Seller of the transactions contemplated hereby or thereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or to which it is subject, which breach, violation or default would have a material and adverse effect on the business, properties, results of operations, financial condition or prospects of Seller or the Banking Office or the ability of Seller to perform its obligations hereunder or (ii) a breach or violation of, or a default under, the Organization Certificate or By-laws of Seller, and the consummation of the transactions contemplated hereby and thereby will not require any consents or approvals other than the required approvals of applicable regulatory authorities.

         10.12    FINANCIAL DATA

         The written material provided by Seller to Purchaser prior to the date hereof with respect to the assets, interest income, liabilities, noninterest income, interest expense and noninterest expense of the

Banking Office was accurate and complete in all material respects as of the dates specified, and for the periods specified, therein.

         10.13    REAL PROPERTY OCCUPANCY

         There is a valid certificate of occupancy for the Real Property permitting its use as a bank branch, without any limitations on such use by Purchaser.

         10.14    CONSENTS AND APPROVALS

         Except for the required regulatory approvals, Seller is not required to obtain any consent, approval, order, authorization, registration, declaration from, or to make any filing with, any court, agency or governmental authority or instrumentality or any other third party in connection with (a) Seller's execution and delivery of this Agreement or any document, agreement or instrument to be executed pursuant to this Agreement or (b) the consummation by Seller of the transactions contemplated hereby and thereby.

         10.15    FIDUCIARY OBLIGATIONS

         Other than in respect of IRA and Keogh accounts, Seller has no trust or fiduciary relationship or obligations in respect of any of the Deposit Liabilities or in respect of any other Assets.

         10.16    DEPOSIT INSURANCE

         Seller is a member of the FDIC. The Deposit Liabilities are insured by the Bank Insurance Fund of the FDIC up to the maximum extent permitted by law, and Seller has filed all reports and paid all fees, premiums and assessments required under FDIA.

         10.17    BOOKS AND RECORDS

         The books, accounts and records of the Banking Office have been maintained in accordance with safe and sound banking practices and in a manner consistent with past practice, which is in accordance with generally accepted accounting principles.

         10.18    LABOR CONTRACTS AND RELATIONS

         With respect to the employees of the Banking Office, Seller is not a party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to Seller's knowledge, is Seller the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor, to Seller's knowledge, is any such proceeding threatened, nor is there any strike or other labor dispute pending or threatened, nor is Seller aware of any activity involving any employees seeking to certify a collective bargaining unit or engaging in any other union or organizational activity. All employees of the Banking Office are employed by Seller "at will" and there are no employment, deferred compensation, incentive payment, profit sharing or any similar contracts, agreements or understandings between Seller and any such employee pursuant to which Purchaser may incur liability, or have liability attributed to it as a result of the transactions contemplated by this Agreement.

         10.19    AGREEMENTS WITH REGULATORY AUTHORITIES

         Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority, nor has Seller been advised by any regulatory agency or authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission, which order, decree, agreement, memorandum of understanding, commitment letter or submission either (i) could reasonably be expected to prevent or impair the ability of Seller to perform its obligations under this Agreement in any material respect or (ii) could impair the validity or consummation of this Agreement or the transactions contemplated hereby.

         10.20    IRA AND KEOGH PLANS

         No provision in the governing documents of the IRA or Keogh Plans to be transferred to Purchaser hereunder prevents the transfer of sponsorship of such IRA or Keogh Plans to Purchaser on the Closing Date, other than provisions regarding customer consent, if any.

         10.21    CONTRACTS

         (a) Seller is not a party to or bound by any agreements or arrangements for the purchase or sale of any of the Assets, or for the grant of any right to purchase any of the Assets, other than in the ordinary course of business.

         (b) There are no contracts or other agreements relating to the rendering of services to the Banking Office by third parties except those listed on Schedule M hereto (the "Contracts"), and Seller has furnished to Purchaser true, complete and accurate copies of each such Contract, as amended or supplemented. Each of the Contracts is valid and binding upon Seller and is in full force and effect, and has not been modified or amended. Seller is not in default of any of its obligations under any Contract, and has no knowledge of any default by any other party under any Contract, and there are no unsatisfied claims against Seller under any Contract.

         10.22    ENVIRONMENTAL MATTERS

         (a) In connection with the Branch Office, there are no claims, actions or proceedings pending against Seller or, to Seller's knowledge, threatened against any person relating to:

                  (i) an asserted liability of Seller under any Environmental Law or the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

                  (ii) the handling, storage, use or disposal of Hazardous Substances on or under or within the Real Property or transportation or removal of Hazardous Substances to or from the Real Property;

                  (iii) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within the Real Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                  (iv) actual or asserted claims for personal injuries or damage to property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from or into, or transported from or to, the Real Property.

         (b) To Seller's knowledge, no Hazardous Substances are present on or under or within the Real Property that could reasonably give rise to a claim against Purchaser under any Environmental Law. To Seller's knowledge, there are no storage tanks underground or otherwise present on the Real Property except such tanks as comply with applicable law and for which all permits in respect thereof are in full force and effect.

         (c) Seller has not either (i) caused any Hazardous Substance to be improperly maintained or disposed of on, under or within the Real Property or
(ii) permitted any Hazardous Substance to be improperly disposed of on, under or within the Real Property. To Seller's knowledge, no Hazardous Substances have been, or have been threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Real Property except in accordance with Environmental Law (in particular, but without limitation, in accordance with any permits issued pursuant thereto). All notifications in respect of such discharges, releases and emissions required by Environmental Law have been made within the time limits prescribed by Environmental Law and copies of all such notifications have previously been provided to Purchaser.

11.      WARRANTIES AND REPRESENTATIONS OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         11 .1    ORGANIZATION

         Purchaser is a savings bank duly organized and existing under the laws of the State of New York, is authorized to conduct a banking business under those laws and its deposits are insured by the Bank Insurance Fund of the FDIC.

         11.2     AUTHORITY

         Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and its execution and delivery have been approved by Purchaser's Board of Directors, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         11.3     FINDERS OR BROKERS

         Purchaser has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby except for Keefe, Bruyette & Woods, Inc. All negotiations relating to this Agreement have been conducted by Purchaser directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or finder's fee or like payment arising out of Purchaser's acts, except that Purchaser has been assisted by Keefe, Bruyette & Woods, Inc. and Purchaser shall pay the fees due to Keefe, Bruyette & Woods, Inc. pursuant to a separate agreement.

         11.4     COMPLIANCE WITH LAW AND OTHER INSTRUMENTS

         The performance of this Agreement by Purchaser is in accordance with all applicable laws, rules and regulations of all authorities. The performance of this Agreement by Purchaser will not violate Purchaser's Organization Certificate or its By-laws or any contract or other instrument to which it is a party or by which it is bound. Purchaser has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement, and Purchaser is not subject to any agreement with any regulatory authority restricting its ability to consummate the transactions contemplated hereby.

12.      FURTHER AGREEMENTS

         The parties understand and agree as follows:

         12.1     CREDIT CARDS

         No transfer of assets, liabilities or any obligation of any customer of Seller with respect to an agreement between such customer and Seller concerning the issuance of a credit card or cards is contemplated or required by this Agreement. Seller shall take no action, directly or indirectly, that would adversely affect Purchaser's ability to offer its credit card and other products to depositors, customers and borrowers of the Banking Office on and after the Closing Date.

         12.2     DEPOSITS

         Subject to Section 16.6, all transfers to Purchaser of deposits included among the Liabilities are subject to the individual depositors' continuing rights to withdraw, and Seller makes no representation or warranty to Purchaser concerning the continued maintenance of such deposits at the Banking Office; PROVIDED, HOWEVER, that if, as of the date that is 120 days after the Closing Date, the aggregate dollar amount of the Deposit Liabilities at the Banking Office is less than $48 million, Seller shall, at the request of Purchaser, make a deposit at the Banking Office in a certificate of deposit of Purchaser with a one-year term, in an aggregate amount equal to 50% of total amount by which the Deposit Liabilities at the Banking Office are less than $48 million, and such one-year certificate of deposit shall bear interest at an annual rate equal to the rate offered to the general public by Purchaser on one-year certificates of deposit on the date Seller makes such deposit at the Banking Office. The purpose of the preceding sentence is to provide protection to Purchaser with respect to the level of deposits at the Banking Office. For the purpose of determining the aggregate dollar amount of the Deposit Liabilities as of the date that is 120 days after the Closing Date, the aggregate dollar amount of the following Deposit Liabilities shall be excluded:
(i) deposits consisting of advances on any of the Loans, (ii) deposits of any director or senior officer of Seller or any employee of Seller who will not be an employee of Purchaser from and after the Closing Date, (iii) municipal deposits and (iv) deposits that are obtained by Seller in violation of Section 7.2(xiv) of this Agreement.

         12.3     CUSTOMER LISTS AND INFORMATION

         Seller shall not, on and after the Closing Date, use any information with respect to depositors, customers and borrowers of the Banking Office, or any lists, computer tapes or other information, for its banking and other business, except as may be required by any applicable law, regulation or accounting requirement. The purpose of this provision being to protect Purchaser's interest in the business of the Banking Office.

         12.4     LEASE OF OFFICE SPACE

         Purchaser shall lease certain office space in the Banking Office to Seller after the Closing Date upon the terms and conditions set forth in the Lease attached hereto as Exhibit 4.

         12.5     SCHEDULES

         The parties agree that the Schedules hereto that are marked "Preliminary Draft" are preliminary and may be modified between the date hereof and the Closing Date based upon Purchaser's continuing due diligence review of the Loans and Deposit Liabilities.

13.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         13.1     CLAIMS

         For the purpose of this Section 13 only, either party seeking to enforce or claiming the benefit of any representation and warranty hereunder is called a "Claimant" and the other party is called a "Defendant".

         13.2     SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties made under Sections 4.6(a), 4.7(a), 4.8, 10 and 11 by either party shall survive the Closing; PROVIDED, HOWEVER, that after the Closing neither Seller nor Purchaser shall have any liability for any misrepresentation or breach of warranty under such Sections unless (i) all losses, costs (including legal and other professional costs) and damages which a Claimant may incur by reason of such misrepresentations or breaches of warranty shall exceed an aggregate of $25,000, in which event Defendant shall be liable for the amount of all losses, costs and damages proven in court, and (ii) Claimant shall have notified Defendant of such misrepresentations or breaches and shall have commenced legal action as provided in Section 13.3.

         13.3     LIMITATION OF CLAIMS

         Notwithstanding anything to the contrary contained in any other provision of this Section 13, all representations and warranties of the parties hereto under Sections 10 and 11 shall terminate and expire and shall be without any further force or effect whatever from and after the expiration of 90 days following the Closing Date, unless Claimant shall:

         (a) on or prior to such date serve written notice on Defendant setting forth in reasonable detail any claims which Claimant may have under this Section 13, and

         (b) commence legal action or actions against Defendant within six months after the date on which such written notice is served.

14.      TERMINATION

         14.1     TERMINATION OF AGREEMENT

         Except as is otherwise provided in Section 14.3, this Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to the liability for breach of any material covenant, agreement, representation or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

         (a) immediately upon the expiration of 60 days from the date that either party has given notice to the other party of a breach or default by the other party in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder (other than a breach of any representation contained in Sections 4.6, 4.7 or 4.8); PROVIDED, HOWEVER, that no such termination shall be effective if, within such 60-day period, the breaching party shall have substantially corrected and cured the grounds for termination as set forth in such notice of termination or the non-breaching party shall have waived such default or breach or shall have extended the time for such cure;

         (b) upon notice by either party to the other party if any of the regulatory approvals required in order to fulfill the condition set forth in Section 6.1 have not been obtained by March 31, 2001 (provided, that this clause (ii) shall in no event be deemed to excuse Purchaser from compliance with its obligations under Section 8.1 or Seller from its obligations under Section 7.3), unless the parties agree in writing to extend such date;

         (c) upon notice by either party to the other party if the Closing has not occurred within 31 days after the later of (i) the receipt of the last regulatory required approval and (ii) the expiration of the last required notice, waiting or protest period, unless the parties agree in writing to extend such date;

         (d) upon notice by either party to the other party if any court or governmental authority of competent jurisdiction issues a final unappealable order prohibiting consummation of any material transaction contemplated hereby; or

         (e)      the mutual consent of the parties to such termination.

         14.2     IMMATERIAL BREACH

         Notwithstanding anything to the contrary contained herein, neither party hereto shall have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by the other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

         14.3     EFFECT OF TERMINATION

         No termination of this Agreement under this Section 14 for any reason or in any manner shall release, or be construed as releasing, either party hereto from any liability or damage to the other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, such party's material breach, material default or failure in performance of any of its covenants, agreements, representations, warrantees, duties or obligations arising hereunder.

         14.4     WAIVER OF RIGHT TO TERMINATE

         Either party may, at its election, waive any of its rights to terminate this Agreement, and the parties shall be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Section 16 or otherwise.

15.      EFFECT ON THIRD PARTIES

         Except as otherwise provided by law, neither the rights of creditors and depositors of Seller nor any liability or obligation for payment of money nor any claim or cause of action against Seller shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired; but Purchaser shall succeed to all such obligations and liabilities included among the Liabilities as of the Closing Date and shall be liable from then and thereafter to pay, discharge and perform all such liabilities and obligations of Seller assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Purchaser had itself incurred the liabilities or obligations, and Purchaser shall succeed to all of the rights and defenses of Seller in connection therewith.

16.      DELAYED SETTLEMENT

         16.1     CLOSING AND PRELIMINARY ADJUSTMENTS

         In the event that the Deposit Liabilities are not determinable for the purposes of computing Adjusted Book Value and the Payment Amount as of the close of business on the day preceding the Closing Date as required under Sections 1.1 and 3.1 due to the unavailability of the Individual Statement or other records reflecting the required amounts as of such time, a preliminary Adjusted Book Value and Payment Amount shall thereupon be determined pursuant to the provisions of Sections 1.1 and 3.1, and based upon such preliminary amount, a preliminary payment shall be made on the Closing Date on the basis of data then available. Likewise, all other amounts payable pursuant to this Agreement on the Closing Date which are not determinable on that date shall be estimated based upon the best available information and preliminary payments shall be made on the Closing Date on the basis of the data then available. Within two business days after the Closing Date, and again within 75 days after the Closing Date, Purchaser and Seller shall compute the amounts of the Adjusted Book Value and Payment Amount according to the provisions of Sections 1.1 and 3.1 and all other amounts payable hereunder on the Closing Date. If the actual Payment Amount or other amounts payable are different from the amounts preliminarily determined on the Closing Date, either two business days after the Closing Date or for the recalculation 75 days after the Closing Date, then Purchaser or Seller shall immediately pay the amount necessary to correct such difference in immediately available federal funds to the other party as appropriate.

         16.2     FINAL SETTLEMENT

         All claims by any party to this Agreement regarding the proper computation of Adjusted Book Value and Payment Amount under Sections 1.1 and 3.1 and any other amounts payable hereunder shall be submitted in writing to the other party to the Agreement within 90 days following the Closing Date. No claim shall be valid and no purchase price adjustment shall be made with respect to any claim which is not submitted within such 90-day period whether or not such claim should or could have come to the attention of the claiming party prior to the expiration of such period of time. All claims submitted by the parties within the 90-day period shall be resolved by the mutual agreement of the parties (or by such other means as the parties may designate in writing at some future date) within six months following the Closing Date. The parties agree to use their best efforts to resolve all claims by mutual agreement, and in this connection each party agrees that its representative will be available at reasonable times to discuss and resolve any disputed matters.

         16.3     INTEREST

         Any amounts paid by one party to the other pursuant to Sections 16.1 and 16.2 shall bear interest from the Closing Date to the date of payment at the published federal funds bid rate as published in the Eastern Edition of the Wall Street Journal during the period(s) involved.

         16.4     RECORDS AND FINANCIAL INFORMATION

         The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Section 16 shall certify the accuracy of such records and financial information if so requested by the other party.

         16.5     UNCOLLECTED DEPOSITS

         If any part of a deposit liability transferred hereunder is represented by an uncollected item which was deposited prior to the Closing Date and which is returned unpaid after the Closing Date, the amount of the uncollected item shall be adjusted in the following manner.

         (a) If the uncollected item is returned to Purchaser, then Purchaser shall charge back the item to the depositor's account. If the aggregate of that depositor's deposit liabilities as of the Closing Date which were transferred was less than the amount of the uncollected item, then, to the extent Purchaser is unable to effectuate a charge back or otherwise recover the amount of the item, Seller shall reimburse Purchaser for the unrecovered amount.

         (b) If the uncollected item is returned to Seller and Seller is charged the amount thereof, then Seller shall return the uncollected item to Purchaser. Purchaser shall charge back the amount of the item against the depositor's account and pay the amount thereof to Seller. If the aggregate of that depositor's deposit liabilities as of the Closing Date which were transferred was less than the amount of the uncollected item, then Purchaser shall not be required to pay Seller more than the amount of the liabilities transferred unless and to the extent Purchaser is actually able to effectuate a charge back for a greater amount.

         If, under subsection (a) or (b) above, Seller is required to make any payment to Purchaser, or Seller does not receive full reimbursement from Purchaser, Seller shall subrogate to Purchaser's rights in connection with the item to the extent required to make Seller whole.

         16.6     ACCOUNT PROCESSING AND REIMBURSEMENTS

         (a) For a period of 60 calendar days after the Closing Date, Seller shall continue to process and pay checks or drafts on checking accounts, NOW accounts and money market deposit accounts drawn on accounts transferred to Purchaser pursuant to this Agreement, and Purchaser shall reimburse Seller for the amount of funds paid on such checks or drafts, by wire transfer in immediately available funds, as herein provided. During said 60 calendar day period, Seller shall place all such checks or drafts received for collection on Deposit Accounts into the possession of a courier (e.g., Federal Express) for delivery to Purchaser by the morning of the following business day. Prior to 3:00 P.M. on the day of receipt by Purchaser, Purchaser shall make payment to Seller in the aggregate amount of such checks or drafts. Purchaser shall be responsible for determining if each such check or draft delivered is properly payable. If any such check or draft is not properly payable, Purchaser shall dishonor such check or draft and return it to Seller, which shall return such check or draft to the Federal Reserve Bank for credit to Seller's account. When Seller's account at the Federal Reserve Bank is so credited, Seller shall reimburse Purchaser for Purchaser's payment to Seller hereunder. In addition, Seller shall segregate and notify Purchaser by telecopy on the day a check or draft is presented, of any check or draft in an amount equal to or exceeding $2,500. Purchaser shall inform Seller whether any such check or draft is properly payable, and, if it is, it shall be processed in accordance with this Section. If such check or draft is not properly payable, Seller shall dishonor said draft and return it to the Federal Reserve Bank for credit to Seller's account. After the 60 calendar day period, Seller shall not accept any such checks and such checks shall be returned marked "Account number not properly formatted". It is expressly understood and agreed that Seller shall be acting solely as agent for Purchaser in performing the check collection services set forth in this Section and Seller shall not be liable to Purchaser under this Section except for Seller's gross negligence or willful misconduct.

         (b) Seller shall cease to honor all ATM and debit card transactions representing withdrawals from or charges against any accounts transferred to Purchaser hereunder as of the close of business on the Closing Date unless Purchaser can make arrangements prior to the Closing Date for any transactions initiated by such cards to be automatically routed to Purchaser for posting against the deposit accounts transferred to Purchaser. Purchaser shall pay to Seller the amount of all ATM and debit card charges against the accounts transferred hereunder which are charged to Seller by a clearinghouse or ATM network for transactions on the Closing Date as part of the settlements made pursuant to Section 16.1 hereof.

         16.7     ACH TRANSACTIONS

         With respect to the direct pay and automated clearing house transactions related to Deposit Liabilities after the Closing Date, Seller and Purchaser shall cooperate to obtain all consents necessary to enable electronic funds transfer deposits and automated clearing house transactions with respect to the Deposit Liabilities to be made directly to Purchaser. Seller agrees that for a period of 60 days following the Closing Date it will effectuate all direct pay and automated clearing house transactions it receives in the same manner and with the same diligence as it would have prior to the Closing Date. Seller agrees to provide Purchaser with the daily detail necessary for Purchaser to timely credit or debit the customer's account and to allow Purchaser to send notifications of changes. Seller and Purchaser agree to a timely net daily settlement of these transactions. At the end of such period of 60 days, Seller shall discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed."

17.      CASUALTY LOSS TO BANKING OFFICE

         Seller shall maintain insurance with respect to the Real Property, fixtures and equipment to be transferred hereunder against losses, liabilities and risks of such types and in amounts at least equal to their respective book values. If, prior to the Closing Date, there shall occur any material casualty to the Banking Office, Seller, in its sole discretion shall have the right to request and receive a reasonable period of time (not to exceed 60 days beyond the last date on which the Closing Date would occur as set forth in Section 1.7) to evaluate the damage and make necessary repairs to the reasonable satisfaction of Purchaser. Within five business days following Seller giving notice to Purchaser that repairs have been completed, Purchaser shall give notice to Seller as to whether the repairs are to the reasonable satisfaction of Purchaser. In the event Purchaser does not notify Seller that the repairs are reasonably unsatisfactory, the parties shall proceed under this Agreement as if no such casualty had occurred. If Purchaser notifies Seller that the repairs are reasonably unsatisfactory, then such notice must contain a specification of the unsatisfactory conditions, whereupon Seller shall have the right to either undertake to make the additional repairs specified in Purchaser's notice or, if Seller disagrees with Purchaser's conclusion regarding the repairs, Seller shall so notify Purchaser and if the parties cannot reach agreement within five business days, either party shall have the right to settle the dispute by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules using the Expedited Procedures of the American Arbitration Association without regard to the dollar amount in controversy, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Closing Date shall be extended if necessary in order to accommodate the repair and dispute resolution procedures set forth in this Section.

         The foregoing constitutes an express agreement between the parties as to the consequences of any material casualty at the Real Property prior to the Closing Date.

18.      MISCELLANEOUS

         18.1     EXPENSES

         Except as is otherwise specifically provided in this Agreement or otherwise agreed by the parties, whether the Closing takes place or whether this Agreement is terminated, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all regulatory fees, attorneys' fees, accounting fees and other expenses.

         18.2     NOTICES

         All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, sent by United States mail, certified or registered with return receipt requested, delivered by Federal Express or other reputable overnight delivery service, or telegraphed, telecopied or otherwise delivered as follows:

(i)      If to Seller, to:

         Country Bank
         200 East 42nd Street
         New York, New York  10017
         Attention:  President
         Telecopier:  (212) 883-6481

with copy to:

         Jay L. Hack, Esq.
         Serchuk & Zelermyer, LLP
         81 Main Street
         White Plains, New York 10601
         Telecopier:  (914) 761-2299

(ii)     If to Purchaser, to:

         The Warwick Savings Bank
         18 Oakland Avenue
         Warwick, New York 10990
         Attention:  President
         Telecopier:  (845) 988-0614

with copy to:

         Douglas J. McClintock, Esq.
         Thacher Proffitt & Wood
         Two World Trade Center
         New York, New York  10048
         Telecopier:  (212) 912-8371

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 18.2. Any notice, demand or other communication given pursuant to the provisions of this Section 18.2 shall be deemed to have been given (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed, (ii) if sent by reputable overnight courier, one business day after delivery to such courier, (iii) if sent by telecopier, upon electronic or telephonic confirmation of receipt from the receiving telecopier machine and (iv) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested.

         18.3     SUCCESSORS AND ASSIGNS

         All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns; PROVIDED, HOWEVER, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned, delegated or otherwise transferred by either party hereto prior to the day after the Closing Date without the written consent of the other party to this Agreement; PROVIDED, FURTHER, that in case of any such assignment or delegation, the party assigning or delegating also shall remain responsible as a party hereto, if required by the other party to this Agreement.

         18.4     THIRD PARTY BENEFICIARIES

         Each party hereto intends that this Agreement shall not benefit or create any express or implied right or cause of action in or on behalf of any person other than the parties hereto, including present or former employees of Seller or any beneficiaries or dependents thereof.

         18.5     GOVERNING COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         18.6     GOVERNING LAW

         This Agreement is made and entered into in the State of New York and the laws of that state shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder without giving effect to the conflicts of laws principles of that state.

         18.7     CAPTIONS

         The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         18.8     ENTIRE AGREEMENT; LIMITATIONS

         The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement, including all Exhibits and Schedules hereto, embodies the entire understanding of the parties and supercedes all prior agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. This instrument and the agreements contained herein may be amended, supplemented or modified only by an instrument signed by the parties or their duly authorized agents. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Specifically, without limiting the foregoing, the parties hereto make no representations or warranties not specifically referred to in this Agreement. Each party shall be entitled to rely only on the other party's representations and warranties set forth in Sections 4.6, 4.7, 4.8, 10 or 11 and no other representations or warranties of any kind have been made or are intended. Limitation periods contained in this Agreement shall apply only to the representations and warranties contained in Sections 4.6, 4.7, 4.8, 10 or 11 and the adjustments to be made under Section 16 and not to other covenants contained elsewhere herein, and other covenants herein shall survive the Closing where it is specifically so provided.

         18.9     SURVIVAL OF POST-CLOSING OBLIGATIONS

         All obligations of the parties to be performed and observed after the Closing Date shall continue in full force and effect following the Closing Date.

         18.10    PUBLICITY

         Neither party shall, directly or indirectly, make or cause to be made any press release, public announcement or disclosure, or issue any notice or general communication to employees, customers or potential customers, regarding this Agreement or the transactions contemplated hereby between the date hereof and the Closing Date without the prior consent of the other party, which consent shall not be unreasonably withheld. Consent shall be deemed granted by the party from which it is sought unless such party objects within 5 business days after the receipt of the press release or other announcement from the party requesting consent.

         18.11    CONFIDENTIALITY

         (a) Purchaser shall cause all materials and other information (other than information which is a matter of public knowledge or is provided in other sources readily available to the public) pertaining to Seller obtained by Purchaser, its counsel or other authorized representatives in connection with the negotiation and performance of this Agreement to be held in confidence, not to be disclosed or disseminated to any person not an employee or authorized representative of Purchaser without the prior written consent of Seller (except as may be required by law), and shall cause all copies of all such materials and other information to be returned to Seller promptly upon any termination of this Agreement without the Closing having been held. In the event of the termination of this Agreement without the Closing having been held, Purchaser shall not, and shall not knowingly permit any person controlling, controlled by or under common control with Purchaser to, use in its own business any information regarding Seller (other than information which is a matter of public knowledge or is provided in other sources readily available to the public) gained by it in connection with the negotiation and performance of this Agreement. Purchaser shall use its best efforts to cause its employees, representatives and agents to comply with the provisions of this Section 18.11.

                  (b) Seller shall cause all materials and other information (other than information which is a matter of public knowledge or is provided in other sources readily available to the public) pertaining to Purchaser obtained by Seller, its counsel or other authorized representatives in connection with the negotiation and performance of this Agreement to be held in confidence, not to be disclosed or disseminated to any person not an employee or authorized representative of Seller without the prior written consent of Purchaser (except as may be required by law), and shall cause all copies of all such materials and other information to be returned to Purchaser promptly upon any termination of this Agreement without the Closing having been held. Seller shall not, and shall not knowingly permit any person controlling, controlled by, or under common control with Seller to, use in its own business any information regarding Purchaser (other than information which is a matter of public knowledge or is provided in other sources readily available to the public) gained by it in connection with the negotiation and performance of this Agreement.


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



Seller shall use its best efforts to cause its representatives and agents to comply with the provisions of this Section 18.11.

         18.12    SEVERABILITY

         If any paragraph, section, sentence, clause, phrase, word or covenant contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, phrases, words and covenants contained in this Agreement shall not be affected.

         18.13    ENFORCEMENT OF THIS AGREEMENT

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


                                              COUNTRY BANK


                                              By:/s/ William J. Burke
                                                 -------------------------------
                                                    William J. Burke
                                                    President

Attest:


By:/s/ Joseph M. Murphy, Jr.
   -------------------------
      Joseph M. Murphy, Jr.
      Executive Vice President


                                              THE WARWICK SAVINGS BANK


                                              By:/s/ Ronald J. Gentile
                                                 -------------------------------
                                                    Ronald J. Gentile
                                                    President and Chief
                                                     Executive Officer

Attest:


By:/s/ Nancy L. Sobotor-Littell
   -------------------------
      Nancy L. Sobotor-Littell
      Corporate Secretary and
         Director of Human Resources


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